Exhibit 2.11

In accordance with Instruction 2 to Item 601 of Regulation S-K, below is a schedule setting forth details in which the omitted loan agreements differ from the form of loan agreement that follows:

Currency	Notional Amount	Interest Rate	Maturity
EUR	€11.5 million	Fixed 0.4%	March 2021
EUR	€23.0 million	Floating EURIBOR + 0.4%	March 2021
EUR	€21.5 million	Fixed 0.68%	October 2022
EUR	€64.5 million	Floating EURIBOR + 0.5%	October 2022
USD	$45.0 million	Floating LIBOR + 1.2%	October 2022
EUR	€25.0 million	Floating EURIBOR + 0.5%	October 2022
EUR	€64.0 million	Fixed 1.09%	June 2024
EUR	€31.0 million	Floating EURIBOR + 0.7%	June 2024
EUR	€14.5 million	Fixed 1.61%	June 2027

Schuldscheindarlehensvertrag (der „Darlehensvertrag“)	Loan Agreement (the “Loan Agreement”)
über ein Darlehen in Höhe von	for a loan in the amount of
[mit einem festen Zinssatz von % per annum/ mit einem variablen Zinssatz]	[with a fixed rate of interest of per cent per annum/ with a floating rate]
fällig am 1	due on
arrangiert von der Bayerischen Landesbank, BNP Paribas, HSBC Trinkaus und UniCredit Bank AG, zusammen die „Arranger“ genannt	arranged by Bayerische Landesbank, BNP Paribas, HSBC Trinkaus and UniCredit Bank AG, jointly the "Arrangers"
mit der Bayerischen Landesbank als „Zahlstelle“	with Bayerische Landesbank as the "Paying Agent"

Die Bayerische Landesbank Brienner Straße 18 80333 München - nachfolgend die „Darlehensgeberin“ oder die „Anfängliche Darlehensgeberin“-	Bayerische Landesbank Brienner Strasse 18 80333 Munich, Germany - hereinafter the “Lender” or the “Initial Lender“ -
gewährt der	grants to
QIAGEN N.V. Hulsterweg 82 5912 PL Venlo Niederlande	QIAGEN N.V. Hulsterweg 82 5912 PL Venlo The Netherlands
nachfolgend die „Darlehensnehmerin" - ein Darlehen (das „Darlehen") im Gesamtnennbetrag von (in Worten: )	hereinafter the "Borrower" - a loan (the "Loan") in the aggregate principal amount of (in words )
Die Darlehensnehmerin und die Darlehensgeberin gemeinsam nachfolgend die „Parteien" -	The Borrower and the Lender hereinafter jointly the "Parties" –
§ 1 Auszahlung, Schuldschein, Definitionen	§ 1 Disbursement, Certificate of Indebtedness, Definitions
(1) Das Darlehen wird am 23. Juni 2017 (der „Auszahlungstag“) nach Weisung der Darlehensnehmerin ausgezahlt, sofern die Auszahlungsvoraussetzungen nach Anlage 1 mindestens zwei (2) Bankarbeitstage vor dem Auszahlungstag erfüllt und an die Darlehensgeberin geliefert worden sind.

(1) The Loan shall be disbursed on June 23rd, 2017 (the “Disbursement Date”) in accordance with the instructions of the Borrower, provided that the conditions precedent listed in Annex 1 are delivered to the Lender at least two (2) Banking Days prior to the Disbursement Date.

(2) Das Darlehen wird von der Darlehensgeberin im sogenannten „best efforts“-Verfahren platziert. Daher steht die Auszahlung des Darlehens an die Darlehensnehmerin unter dem weiteren Vorbehalt, dass die Darlehenssumme durch die gemäß § 9 (1) eintretenden Darlehensgeberinnen valutagerecht und frei verfügbar zur Auszahlung an die Darlehensnehmerin bereitgestellt wird. Die Darlehensnehmerin kann eine Auszahlung nur in dem Umfang verlangen, in welchem die Darlehensmittel durch die eintretenden Darlehensgeberinnen zur Verfügung gestellt werden.

(2) The Loan shall be placed by the Lender on a so-called “best efforts” basis. Thus, the disbursement of the Loan is further subject to the condition that the amount of the Loan is made available by the joining Lenders in accordance with § 9 (1) in same day and immediately available funds, freely transferable for disbursement to the Borrower. The Borrower acknowledges and agrees that it is only entitled to demand disbursement under the Loan to the extent funds are made available by the joining Lenders.

(3) Das Darlehen dient der allgemeinen Unternehmensfinanzierung einschließlich Übernahmen und Refinanzierungszwecken und die Darlehensnehmerin sichert zu und garantiert, dass das Darlehen von ihr auf eigene Rechnung beansprucht wird.

(3) The purpose of this Loan shall be general corporate financing, including acquisitions, and refinancing matters and the Borrower represents and warrants that the Loan is utilised by itself on its own account.

(4) Die Darlehensnehmerin wird der Zahlstelle unverzüglich, aber spätestens an dem auf den Auszahlungstag folgenden Bankarbeitstag, einen von ihr rechtswirksam ausgefertigten Schuldschein entsprechend dem in Anlage 2 beigefügten Muster zukommen lassen.

(4) The Borrower shall immediately, in no event later than on the Banking Day following the Disbursement Date of the Loan, make available to the Paying Agent a duly executed certificate of indebtedness (Schuldschein) in the form as attached hereto in Annex 2.

(5) In diesem Darlehensvertrag definierte Begriffe gelten, soweit nichts anderes bestimmt ist, für jede Erwähnung des definierten Begriffs in diesem Darlehensvertrag.	(5) Unless otherwise provided for herein, the definitions of terms in this Loan Agreement apply to every reference made herein to such defined terms.
„Bankarbeitstag“ bezeichnet jeden Tag, außer einem Samstag oder Sonntag, an dem (i) TARGET2 betriebsbereit ist und (ii) Banken in München, Düsseldorf, London und New York für Bankgeschäfte geöffnet sind.
“Banking Day” means any day other than a Saturday or Sunday on which (i) TARGET2 is operating and (ii) banks in Munich, Düsseldorf, London and New York are open for general business.
„Darlehensgeberin“ schließt alle Darlehensgeberinnen ein, auf die nach § 9 dieses Darlehensvertrages die Vertragsstellung übertragen wird, sowie alle Rechtsnachfolger.	"Lender" includes all Lenders to whom the contractual position is transferred under the terms of § 9 of this Loan Agreement, as well as all legal successors.
„Dritter“ im Sinne von § 9 (1) ist jedes Kreditinstitut, jede Förderbank, jede Kapitalverwaltungsgesellschaft, jedes Versicherungsunternehmen, jedes Versorgungswerk und jeder Pensionsfonds.	“Third Party” for the purposes of § 9 para. 1 means any Credit Institution, Development Bank, Investment Management Company, Insurance Company, Pension Insurance Carrier or Pension Fund.
„Kapitalverwaltungsgesellschaft“ bezeichnet eine Kapitalverwaltungsgesellschaft im Sinne von § 2 Abs. 1 Nr. 3b KWG oder eine EU-Verwaltungsgesellschaft im Sinne von § 2 Abs. 1 Nr. 3c KWG, soweit diese zum entsprechenden Geschäftsbetrieb im Inland oder einem Mitgliedsstaat des Europäischen Wirtschaftsraumes („EWR“) oder der Schweiz oder im Vereinigten Königreich zugelassen und dort beaufsichtigt ist.

“Investment Management Company” shall mean an investment management company within the meaning of section 2 para. 1 no. 3b of the German Banking Act (KWG) or an EU-management company within the meaning of section 2 para. 1 no. 3c of the German Banking Act (KWG), provided that it is licensed to do such business and regulated within Germany, in any member state of the European Economic Area (EEA) or in Switzerland or in the United Kingdom

„Kreditinstitut“ bezeichnet ein Unternehmen im Sinne von § 1 Abs. 1 KWG, soweit dieses zum entsprechenden Geschäftsbetrieb im Inland oder einem Mitgliedsstaat des Europäischen Wirtschaftsraumes („EWR“) oder der Schweiz oder im Vereinigten Königreich zugelassen und dort beaufsichtigt ist.
„Förderbank“ bezeichnet ein Förderinstitut der öffentlichen Hand (wie z.B. LfA, KfW und vergleichbare Institute).

“Credit Institution” shall mean a company within the meaning of section 1 para. 1 German Banking Act (KWG), provided that it is licensed to do such business and regulated within Germany, in any member state of the European Economic Area (EEA) or in Switzerland or in the United Kingdom.
“Development Bank” shall mean public sector development institutions (such as LfA, KfW or similar institutions).

„Pensionsfonds“ bezeichnet einen Pensionsfonds im Sinne von § 236 VAG soweit dieser zum entsprechenden Geschäftsbetrieb im Inland oder einem Mitgliedsstaat des Europäischen Wirtschaftsraumes („EWR“) oder der Schweiz oder im Vereinigten Königreich zugelassen und dort beaufsichtigt ist.

“Pension Fund” shall mean a pension fund within the meaning of section 236 of the Supervision of German Insurance Companies Act (VAG), provided that it is licensed to do such business and regulated within Germany, in any member state of the European Economic Area (EEA) or in Switzerland or in the United Kingdom.

„Versicherungsunternehmen“ bezeichnet ein Versicherungsunternehmen im Sinne von § 2 Abs. 1 Nr. 4 KWG, soweit dieses zum entsprechenden Geschäftsbetrieb im Inland oder einem Mitgliedsstaat des Europäischen Wirtschaftsraumes („EWR“) oder der Schweiz oder im Vereinigten Königreich zugelassen und dort beaufsichtigt ist.

“Insurance Company” shall mean an insurance company within the meaning of section 2 para. 1 no. 4 of the German Banking Act (KWG), provided that it is licensed to do such business and regulated within Germany, in any member state of the European Economic Area (EEA) or in Switzerland or in the United Kingdom.

„Versorgungswerk“ bezeichnet die nach den betreffenden deutschen Landesgesetzen errichteten und staatlich beaufsichtigten berufsständischen öffentlich-rechtlichen Einrichtungen für die Altersvorsorge der Mitglieder des jeweiligen Berufsstands.

“Pension Insurance Carrier” (Versorgungswerk) means any professional public organisation for pension schemes for members of the respective profession established and regulated under the respective German state Laws.

„Finanzverbindlichkeit“ bedeutet jegliche Verbindlichkeiten:
(a) aus der Aufnahme von Finanzierungsmitteln,
(b) aus der Mittelaufnahme aus einer Wechselkreditlinie oder einer beleglosen Entsprechung;
(c) aus der Mittelaufnahme aufgrund einer Ankaufsfazilität für Schuldscheine oder aus der Ausgabe von Bonds, Schuldscheinen, Schuldverschreibungen, Schuldtiteln oder ähnlichen Instrumenten;
(d) aus dem Betrag einer Verbindlichkeit hinsichtlich Leasing- oder Mietkaufverträgen, die nach den Grundsätzen ordnungsgemäßer Rechnungslegung (GAAP) als Finanzierungsleasing (finance oder capital lease) zu behandeln sind, mit Ausnahme derjenigen Verträge, die nach GAAP per Datum des vorliegenden Vertrags als Operating-Leasing behandelt würden;
(e) aus verkauften oder diskontierten Forderungen (soweit nicht ohne Rückgriffsrecht verkauft oder diskontiert);
(f) aus dem Kaufpreis von Vermögenswerten, soweit dieser vor oder nach dem Erwerb oder der Inbesitznahme seitens der haftenden Partei, zahlbar ist und dies in erster Linie zum Zweck der Aufnahme von Finanzmitteln vereinbart wurde, es sei denn, die Vorauszahlung oder der Zahlungsaufschub wurde über einen Zeitraum von höchstens 120 Tagen gewährt;
(g) aus Derivategeschäften, welche zum Schutz vor Wertschwankungen oder zu deren Nutzung im Kontext der Zins- und Währungsabsicherung abgeschlossen wurden (wobei zur Bewertung des Derivategeschäfts nur der aktuelle Marktwert berücksichtigt wird);
(h) aus der Mittelaufnahme im Rahmen anderer Transaktionen (wie Terminkauf- und -verkauf, Verkauf mit Rückkaufsverpflichtung oder Sale-and-Leaseback-Vereinbarung), die sich wirtschaftlich wie eine Kreditaufnahme mit dem vornehmlichen Zweck der Erhöhung der Finanzverbindlichkeiten auswirken oder nach GAAP anderweitig als Mittelaufnahmen klassifiziert werden;
(i) aus einer Rückhaftungsverpflichtung für eine Garantie, eine Schadloshaltung, ein Haftungsversprechen, ein Standby- oder Dokumentenakkreditiv oder sonstige von einer Bank oder einem Finanzinstitut für eine der unter den vorstehenden Buchstaben (a) bis (h) genannten Positionen ausgegebene Instrumente; und
(j) aus dem Betrag einer Verbindlichkeit hinsichtlich einer Garantie oder Schadloshaltung für eine der unter den vorstehenden Buchstaben (a) bis (i) genannten Positionen.

“Financial Indebtedness” means any indebtedness for or in respect of:
(a) moneys borrowed;
(b) any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;
(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance lease or capital lease other than any lease which, in accordance with GAAP as at the date of this Agreement, would have been treated as an operating lease;
(e) receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);
(f) acquisition costs of any asset to the extent payable before or after the time of acquisition or possession by the party liable where arranged primarily as a method of raising finance except where payment is advanced or deferred for not more than 120 calendar days;
(g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in connection with interest or currency hedges (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(h) any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing for the primary purpose of raising financial indebtedness or otherwise classified as borrowings under GAAP;
(i) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of any items referred to in paragraphs (a) to (h) above; and
(j) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

Ein „Kontrollwechsel“ bedeutet in Bezug auf die Darlehensnehmerin,
(a) wenn nach dem Vertragsdatum (i) eine Person (mit Ausnahme von Stichting Preferente Aandelen Qiagen) mindestens 50% der Stimmrechte an der Darlehensnehmerin hält (einschließlich der Stimmrechte, die die Person gemäß nachstehendem Punkt (b) erhält), oder
 (ii) sich die Gegenstandsklausel der Satzung (doelomschrijving) von Stichting Preferente Aandelen Qiagen wesentlich gegenüber dem derzeitigen Wortlaut ändert, sofern zu diesem Zeitpunkt Stichting Preferente Aandelen Qiagen mindestens 50 % der Stimmrechte an der Darlehensnehmerin hält (einschließlich der Stimmrechte, die diese Person gemäß nachstehendem Punkt (b) erhält),

 (b) für die Zwecke von obigem Punkt (a) gilt, dass eine Person 50 % der Stimmrechte an der Darlehensnehmerin hält, wenn sie oder eine oder mehrere ihrer Tochtergesellschaften - unabhängig davon, ob gemäß einem Vertrag mit anderen Stimmberechtigten (stemgerechtigden) oder anderweitig - allein oder gemeinsam mehr als 50 % der Stimmrechte in der Hauptversammlung (algemene vergadering) der Darlehensnehmerin ausüben können.

A “Change of Control” means with respect to the Borrower
(a) if at any time after the date hereof (i) a person (other than Stichting Preferente Aandelen Qiagen) holds at least 50 per cent. of the voting rights in the Borrower (including voting rights attributed to such person pursuant to paragraph (b) below), or
 (ii) the description in the objects clause in the articles (doelomschrijving) of Stichting
Preferente Aandelen Qiagen is materially changed from the description as at the date hereof, if at that time Stichting Preferente Aandelen Qiagen holds at least 50 per cent. of the voting rights in the
Borrower (including voting rights attributed to such person pursuant to paragraph (b) below),

 (b) For the purpose of paragraph (a) above, a person shall be deemed to hold 50 per cent. of the voting rights in the Borrower if that person, or one or more of its Subsidiaries, whether or not pursuant to an agreement with other persons entitled to vote (stemgerechtigden) can, alone or together, exercise more than 50 per cent. of the voting rights in the general meeting of shareholders (algemene vergadering) of the Borrower.

"GAAP" bedeutet in Bezug auf den Konzernjahresabschluss der Darlehensnehmerin die Grundsätze ordnungsgemäßer Rechnungslegung der Vereinigten Staaten von Amerika (US-GAAP) oder IFRS, je nachdem, auf welcher Basis die Darlehensnehmerin ihre einschlägigen Meldungen an die US-amerikanische Börsenaufsichtsbehörde SEC tätigt.

"GAAP" means in respect of the consolidated annual financial statements of the Borrower, US-GAAP or IFRS, depending on which ever the Borrower uses in its relevant filings with the Securities Exchange Commission.

„Konzern“ bezeichnet die Darlehensnehmerin und alle konsolidierten Tochtergesellschaften. Zur Vermeidung von Unklarheiten sei darauf hingewiesen, dass PreAnalytiX GmbH (Switzerland) nicht zum Konzern zählt.
„TARGET2“ bezeichnet das europäische Echtzeit-Brutto-Zahlungssystem (Trans-European Automated Realtime Gross Settlement Express Transfer System 2), das eine einheitliche gemeinsame Plattform nutzt und am 19. November 2007 in Betrieb genommen wurde.

“Group” designates the Borrower and its respective consolidated Subsidiaries. For the avoidance of doubt, the Group does not include PreAnalytiX GmbH (Switzerland).

“TARGET2” means the Trans-European Automated Realtime Gross Settlement Express Transfer System 2 which utilises a single shared platform and which was launched on 19 November 2007.

„IFRS“ bedeutet die Internationalen Rechnungslegungsgrundsätze im Sinne der Verordnung (EG) Nr. 1606/2002 des europäischen Parlaments und des Rates vom 19. Juli 2002, soweit sie für den betreffenden Abschluss gelten.

"IFRS" means international accounting standards within the meaning of the Regulation (EC) No. 1606/2002 of the European Parliament and of the Council of 19 July 2002 to the extent applicable to the relevant financial statements.

„Tochtergesellschaft" einer Person ist eine Kapital- oder Personengesellschaft, auf die diese Person unmittel- oder mittelbar einen beherrschenden Einfluss i.S.d. § 290 Abs. 2 HGB ausüben kann.
“Subsidiary” of an entity means any company, corporation or partnership over which the entity exercises a controlling influence either directly or indirectly within the meaning of section 290 para. 2 of the German Commercial Code (HGB).

„Wesentliche Tochtergesellschaft“ ist jede Tochtergesellschaft der Darlehensnehmerin,	“Principal Subsidiary” means any consolidated Subsidiary of the Borrower
(i)   deren Umsatz mindestens 5% des Konzernumsatzes oder deren Bilanzsumme mindestens 5% der Konzernbilanzsumme beträgt, jeweils berechnet auf der Grundlage des letzten geprüften Konzernabschlusses; oder

(i)   whose revenue is at least 5 per cent of the revenue of the Group or whose total assets amount to at least 5 per cent of the total assets of the Group, in each case calculated by reference to the latest audited accounts of the Group, or

(ii) auf die alle oder im Wesentlichen alle Vermögensgegenstände und Verbindlichkeiten einer Wesentlichen Tochtergesellschaft übertragen worden sind.	(ii) to which all or substantially all the assets and liabilities of another Principal Subsidiary are transferred.
„Wesentliche Nachteilige Änderung“ bezeichnet jede wesentliche Verschlechterung in der finanziellen Lage der Darlehensnehmerin, die im Vergleich zu ihrer finanziellen Lage zum Jahresabschluss per 31.12.2016 eintritt, und die wesentliche Auswirkungen auf das Geschäft des Konzerns insgesamt haben könnte und die die ordnungsgemäße Erfüllung der Zahlungsverpflichtungen der Darlehensnehmerin gefährdet.

“Material Adverse Change” shall mean any substantial deterioration of the financial situation of the Borrower that occurs compared to its financial affairs as per the accounts dated December 31st, 2016 which could have a material effect on the business of the Group taken as a whole and endangers proper fulfilment of the Borrower’s payment obligations.

„US-GAAP“ bedeutet die Grundsätze ordnungsgemäßer Rechnungslegung in den Vereinigten Staaten von Amerika.	"US-GAAP" means generally accepted accounting principles in the United States of America.
„Vorfälligkeitsentschädigung“ bedeutet einen Schadensersatzanspruch, den die Darlehensgeberin gegenüber der Darlehensnehmerin im Fall einer vorzeitigen Tilgung geltend machen kann und die folgender Differenz entspricht: zwischen (a) den Zinsen (ohne die jeweils am Konditionenfestsetzungstermin des Darlehens festgelegte Marge bzw. Spread auf den Benchmark-Zins), die von der Darlehensnehmerin gemäß § 2 (Zinsen) für die Restlaufzeit des Darlehens oder den restlichen Teil der betreffenden Zinsperiode zu zahlen gewesen wären, und (b) dem Betrag, den die Darlehensgeberin hätte erzielen können, hätte sie einen dem von ihr gehaltenen Nennbetrag entsprechenden Betrag als Einlage bei einer führenden Bank auf dem Interbankenmarkt über einen Zeitraum platziert, welcher der Restlaufzeit bzw. dem noch nicht abgelaufenen Teil der Zinsperiode entspricht.

"Prepayment Indemnity" means an indemnity claim that the Lender may assert against the Borrower in the event of an early repayment and that equals the difference between (a) the interest (excluding the Margin or spread above the benchmark rate determined on pricing date hereof, as the case may be) that would otherwise be owed by the Borrower pursuant to section 2 (Interest) for the remaining term of the Loan or the remaining part of the relevant Interest Period and (b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the Interbank Market for a period which is equal in length to the unexpired portion of the maturity period or the unexpired part of the Interest Period.

§ 2 Zinsen	§ 2 Interest
[Das Darlehen wird bezogen auf den Gesamtnennbetrag vom Auszahlungstag (einschließlich) bis zum in § 3 (1) genannten Endgültigen Rückzahlungstag (ausschließlich) mit 0,40 % p.a. verzinst.
[The Loan shall bear interest on its aggregate principal amount at the rate of 0.40 per cent per annum from (and including) the Disbursement Date to (but excluding) the Repayment Date as specified in § 3 (1).

Die Zinsen sind jährlich nachträglich am 23. Juni eines jeden Jahres zahlbar (jeweils ein „Zinszahlungstag"). Die erste Zinszahlung erfolgt am 23. Juni 2018, die letzte Zinszahlung erfolgt am 23. März 2021.

Interest shall be payable annually in arrears on June 23rd  in each year (each an “Interest Payment Date”). The first interest payment shall be made on June 23rd, 2018, the last interest payment shall be made on March 23rd, 2021.

Sofern ein Zinszahlungstag kein Bankarbeitstag ist, ist die Zahlung am unmittelbar darauffolgenden Bankarbeitstag fällig. Die Darlehensgeberin ist nicht berechtigt, aufgrund der Verschiebung weitere Zinsen oder sonstige Zahlungen zu verlangen. Die Zinsen werden auf der Basis act/act (gemäß ICMA-Regel 251) berechnet./

If any such Interest Payment Date is not a Banking Day, payment shall be due on the immediately following Banking Day. The Lender shall not be entitled to claim any further interest or any other payments as a result of such deferral. Interest shall be calculated on an act/act basis (in accordance with ICMA Rule 251)./

 (1)   Das Darlehen wird bezogen auf den Gesamtnennbetrag mit einem variablen Zinssatz verzinst. Der Zinssatz für die jeweilige Zinsperiode entspricht dem 6-Monats-EURIBOR zuzüglich 0,40% (die „Marge“) per annum. Für den Fall, dass dieser 6-Monats-EURIBOR niedriger als Null ist, wird der 6-Monats-EURIBOR mit Null angesetzt.

(1)   The Loan shall bear interest on its aggregate principal amount at a floating interest rate. The interest rate for each Interest Period shall be the 6-month EURIBOR rate plus 0.40 per cent (the “Margin”) per annum. In case this 6-month EURIBOR rate is less than zero, 6-month EURIBOR shall be deemed to be zero.

(2)   Die Zinsen sind halbjährlich nachträglich am 23. Juni und 23. Dezember eines jeden Jahres (jeweils ein „Zinszahlungstag“) zahlbar, erstmals am 23. Dezember 2017, es sei denn, der betreffende Tag ist kein Bankarbeitstag. In diesem Fall ist die Zahlung am unmittelbar darauffolgenden Bankarbeitstag fällig, es sei denn, der Zinszahlungstag würde dadurch in den nächsten Kalendermonat fallen; in diesem Fall ist der Zinszahlungstag der unmittelbar vorhergehende Bankarbeitstag. Der Zeitraum zwischen dem Auszahlungstag (einschließlich) und dem ersten Zinszahlungstag (ausschließlich), sowie zwischen einem nachfolgenden Zinszahlungstag (einschließlich) und dem jeweils nächsten Zinszahlungstag (ausschließlich), wird „Zinsperiode“ genannt. Die erste Zinsperiode beginnt am 23. Juni 2017. Die Zinsen werden auf der Basis der genauen Zahl der in einer Zinsperiode abgelaufenen Tage, bezogen auf ein Jahr von 360 Tagen, berechnet. Die letzte Zinszahlung erfolgt am 23. März 2021.

(2)   The interest shall be semiannually in arrears on June 23rd   and December 23rd   of each year (each an “Interest Payment Date”), for the first time on December 23rd, 2017, unless the relevant date is not a Banking Day. If any such Interest Payment Date is not a Banking Day, payment shall be due on the immediately following Banking Day unless the Interest Payment Date would then fall in the next calendar month. In this case, the Interest Payment Date shall be the immediately preceding Banking Day. The period from (and including) the Disbursement Date until (but excluding) the first Interest Payment Date as well as from (and including) any following Interest Payment Date until (but excluding) the relevant next Interest Payment Date is referred to as an "Interest Period”. The first Interest Period starts on June 23rd, 2017. Interest shall be calculated on the basis of the actual number of days elapsed during an Interest Period and a 360-day year. The last interest payment shall be made on March 23rd, 2021.

(3) An jedem Zinsfestsetzungstag wird die Zahlstelle die am Zinszahlungstag nach der betreffenden Zinsperiode fälligen Zinsen berechnen und der Darlehensnehmerin sowie der Darlehensgeberin mitteilen.
(3)   On each Interest Rate Determination Date, the Paying Agent shall determine and notify the Borrower and the Lender of the interest payable on the Interest Payment Date following the relevant Interest Period.

(4) Für die Zwecke dieses Darlehensvertrages bedeutet:	(4) For purposes of this Loan Agreement:
„Zinsfestsetzungstag“ den zweiten Bankarbeitstag vor Beginn der betreffenden Zinsperiode.	“Interest Rate Determination Date” means the second Banking Day prior to the start of the relevant Interest Period.

"6-Monats-EURIBOR" (a) den 6-Monats-Zinssatz, der auf der Reuters Seite EURIBOR01 oder einer entsprechenden, an deren Stelle tretenden Seite, ggf. auf vier Dezimalstellen gerundet, um oder gegen 11:00 Uhr MEZ/CET am jeweiligen Zinsfestsetzungstag erscheint oder, (b) wenn ein solcher Zinssatz nicht auf der Reuters Seite EURIBOR01 erscheint, das (ggf. auf die vierte Dezimalstelle kaufmännisch gerundete (wobei 0.0005 aufgerundet wird) arithmetische Mittel der Zinssätze per annum, die der Zahlstelle auf ihre Anforderung hin von drei von ihr ausgewählten erstklassigen Banken (die "Referenzbanken") als die Sätze genannt werden, welche diese führenden Banken auf dem europäischen Interbankenmarkt um oder gegen 11:00 Uhr Brüsseler Zeit am jeweiligen Zinsfestsetzungstag für Einlagen in Euro während der betreffenden Zinsperiode in einer Höhe, welche mit dem Darlehen vergleichbar ist, quotieren; sollte eine Referenzbank eine solche Quotierung nicht bis 11:00 Uhr Brüsseler Zeit am jeweiligen Zinsfestsetzungstag abgeben, ist das betreffende arithmetische Mittel auf der Grundlage der von den übrigen Referenzbanken abgegebenen Quotierungen von der Zahlstelle zu bestimmen. Sofern keine der ausgewählten Referenzbanken eine Quotierung abgibt, wird der betreffende 6-Monats-EURIBOR-Satz durch die Zahlstelle im guten Glauben mit Zustimmung der Darlehensgeberinnen und Rücksprache mit dem Darlehensnehmer nach billigem Ermessen festgelegt.]

“6-Months EURIBOR” means (a) the 6-months interest rate which appears on Reuters page EURIBOR01, or on the page replacing it, rounded up, if necessary, to four decimal places, at or around 11.00 a.m. MEZ/CET at the relevant Interest Rate Determination Date or (b), if such interest rate is not displayed on the Reuters screen EURIBOR01, the arithmetic mean (rounded, if necessary, to four decimal places, with 0.0005 being rounded upwards) of the interest rates per annum furnished to the Paying Agent at its request by three prime banks selected by the Paying Agent (the “Reference Banks”) as the rates quoted by them to leading banks in the European interbank market for euro deposits during the relevant Interest Period in an amount comparable to the Loan at or around 11 a.m. Brussels time at the relevant Interest Rate Determination Date; if any Reference Bank fails to furnish such quotation by 11 a.m. Brussels time at the relevant Interest Rate Determination Date, the relevant arithmetic mean shall be determined by the Paying Agent on the basis of the quotes furnished by the other Reference Banks. If none of the Reference Banks are able to provide the Paying Agent with a quotation, the respective 6-month EURIBOR rate shall be determined by the Paying Agent in good faith subject to the consent of the Lenders following consultation with the Borrower.]

§ 3 Rückzahlung/Vorzeitige Rückzahlung	§ 3 Repayment/Early Redemption
(1)   [Das Darlehen ist am zum Gesamtnennbetrag vollständig zurückzuzahlen, jedoch mit der Maßgabe, dass, sofern dieser Tag kein Bankarbeitstag ist, die Zahlung am darauffolgenden Bankarbeitstag fällig ist (der „Rückzahlungstag“). Der Darlehensgeberin steht aufgrund einer solchen Verschiebung kein weiterer Anspruch auf Zinszahlungen oder sonstige Zahlungen zu. //
(1)   Das Darlehen ist am 23. März 2021 zum Gesamtnennbetrag vollständig zurückzuzahlen, jedoch mit der Maßgabe, dass, sofern dieser Tag kein Bankarbeitstag ist, die Zahlung am darauffolgenden Bankarbeitstag in dem jeweiligen Kalendermonat (falls es einen gibt) oder (falls es keinen gibt) am unmittelbar vorausgehenden Bankarbeitstag fällig ist (der „Rückzahlungstag“).]

(1)   [The aggregate principal amount of the Loan shall be repaid in full on , provided, however, that if such day is not a Banking Day, payment shall be due on the following Banking Day. The Lender shall not be entitled to claim any further interest or any other payments as a result of such deferral. //

(1)   The aggregate principal amount of the Loan shall be repaid in full on March 23rd, 2021, provided, however, that if such day is not a Banking Day, payment shall be due on the following Banking in that calendar month (if there is one) and (if there is none) the immediately preceding Banking Day (the “Repayment Date”).]

(2) Sofern ein Kontrollwechsel eingetreten ist, ist die Darlehensgeberin berechtigt, das Darlehen unter Einhaltung einer Kündigungsfrist von mindestens dreißig (30) Tagen durch schriftliche Mitteilung an die Darlehensnehmerin (und Kopie an die Zahlstelle) das Darlehen in Höhe ihres jeweiligen Anteils am Gesamtnennbetrag (jeweils zuzüglich bis zum vorzeitigen Rückzahlungstag aufgelaufener Zinsen) zu kündigen. Die Kündigung ist unwiderruflich und muss den vorzeitigen Rückzahlungstag ausweisen.

(2) In the event a Change of Control has occurred, each Lender shall be entitled to terminate the respective aggregate amount in the Loan attributable to that Lender in writing to the Borrower (copy to the Paying Agent) together with interest accrued to the date fixed for prepayment on giving not less than thirty (30) days’ notice. Such notice will be irrevocable and must specify the date fixed for prepayment.

§ 4 Zahlungen, Zahlstelle	§ 4 Payments, Paying Agent
(1) Die Darlehensnehmerin verpflichtet sich unwiderruflich, bei Fälligkeit alle Kapital- oder Zinszahlungen, die gemäß diesem Darlehensvertrag geschuldet werden, bis 14:00 Uhr (Münchner Zeit) in [Euro/USD] auf das Konto der Zahlstelle zu zahlen.
(1) The Borrower irrevocably undertakes to pay, as and when due, any sum of principal or interest owed under the Loan Agreement in [Euro/USD] to the account of the Paying Agent by 14:00 (Munich time).
(2) Sofern eine Kapitalzahlung bei Fälligkeit nicht bis 14:00 Uhr (MEZ/CET) auf das Konto der Zahlstelle gutgeschrieben wird, ist die Zahlstelle nicht verpflichtet, die fälligen Beträge taggleich an die Darlehensgeberin weiterzuleiten. Der betreffende Betrag wird ab dem Fälligkeitstag (einschließlich) bis zum Datum der tatsächlichen Zahlung des überfälligen Betrages (ausschließlich) zu einem Zinssatz von 1 % per annum über dem an dem jeweiligen Fälligkeitstermin für das Darlehen geltenden Zinssatz verzinst, unbeschadet des Rechts der Darlehensgeberin, weitergehende Schadensersatzansprüche geltend zu machen, und unbeschadet des Rechts der Darlehensnehmerin, das Vorliegen eines geringeren Verzugsschadens nachzuweisen.

(2) If any sum of principal is not paid to and available on the account of the Paying Agent by 14:00 (MEZ/CET) when due, the Paying Agent shall not be obliged to forward the due amount to the Lender on the same day. The respective sum shall bear interest from (and including) the due date to (but excluding) the date of actual payment of the sum overdue at a rate of 1 per cent per annum above the rate of interest applicable to the Loan on the respective due date without prejudice to the right of the Lender to claim any further damages and without prejudice to the right of the Borrower to present evidence that the loss due to the late payment was less.

(3) Sofern eine Zinszahlung bei Fälligkeit nicht bis 14:00 Uhr (Münchener Zeit) auf das Konto der Zahlstelle erbracht wird, ist die Zahlstelle nicht verpflichtet, die fälligen Beträge taggleich an die Darlehensgeberin weiterzuleiten. Die Darlehensgeberin hat das Recht auf den Ersatz des durch den Verzug entstandenen Schadens.

(3) If an interest payment is not made to the account of the Paying Agent by 14:00 (Munich time) when due, the Paying Agent shall not be obliged to forward the due amount to the Lender on the same day. The Lender has the right to demand indemnification for the loss caused by the delay in payment.

(4) Zahlungen der Darlehensnehmerin werden in der in § 367 Abs. 1 BGB vorgesehenen Reihenfolge auf die fälligen Beträge angerechnet. Sollten im Fall einer vollständigen oder teilweisen Übertragung gemäß § 9 die Zahlungen der Darlehensnehmerin nicht ausreichen, um einen bestimmten fälligen Betrag vollständig zu tilgen, werden die Zahlungen der Darlehensnehmerin anteilig im Verhältnis ihres jeweiligen Anteils am Darlehen auf die Darlehensgeberinnen verteilt.

(4)   Payments by the Borrower shall be applied in the sequence provided for in section 367 para. 1 of the German Civil Code (BGB) to the amounts falling due. If, in the event of a full or partial transfer of the contractual position pursuant to § 9, the payments by the Borrower are not sufficient to fully redeem any given amount due, the payments of the Borrower shall be distributed among the Lenders on a pro rata basis in conformity with their relevant participations in the Loan.

(5) Vorbehaltlich der Regelungen in § 9 (1) tritt die Erfüllungswirkung gegenüber der Darlehensgeberin erst ein, wenn die betreffenden Zahlungen ihr zugegangen oder auf einem von ihr benannten Konto gutgeschrieben sind.
(5) Subject to the rules in § 9 para. 1, fulfilment in relation to the Lender shall only occur once it receives the relevant payments or these are credited to an account it has designated.
(6) Mit einer gesonderten Vereinbarung hat die Darlehensnehmerin die Bayerische Landesbank beauftragt, die Funktionen einer Zahlstelle (die Bayerische Landesbank wird hinsichtlich dieser Aufgaben als „Zahlstelle“ bezeichnet) zu übernehmen. Die Zahlstelle wird diese Funktionen nach Maßgabe der Zahlstellenvereinbarung vom 19. Juni 2017 ausüben. Die Darlehensnehmerin ist berechtigt, jederzeit ein anderes Kreditinstitut in der Bundesrepublik Deutschland, der Schweiz oder der Europäischen Union (und nach dem Austritt aus der Europäischen Union auch im Vereinigtes Königreich) mit der Wahrnehmung der Funktion der Zahlstelle zu beauftragen, sofern sie dies der Zahlstelle (mit Kopie an die Darlehensgeberin) zwei Wochen vor dem geplanten Wechsel schriftlich anzeigt. Wenn in diesem Darlehensvertrag auf die „Zahlstelle“ verwiesen wird, gilt jedes weitere als Zahlstelle eingesetzte Kreditinstitut als in diesen Verweis eingeschlossen.

(6) By a separate agreement, the Borrower has mandated Bayerische Landesbank to exercise the role of paying agent (Bayerische Landesbank shall hereinafter be referred to as “Paying Agent" with respect to the duties in connection with this role). The Paying Agent shall exercise this role in accordance with the paying agency agreement dated as of June 19th, 2017. The Borrower may at any time mandate another Credit Institution in the Federal Republic of Germany, Switzerland or the European Union (and following its exit from the European Union, the United Kingdom) to exercise the role of Paying Agent provided the Borrower informs the Paying Agent (with copy to the Lender) in writing two weeks in advance of the planned change. Any reference in this Loan Agreement to the “Paying Agent” shall include any further Credit Institutions that exercise the role of Paying Agent.

(7) Die Zahlstelle handelt in Bezug auf den Schuldschein im Auftrag der Darlehensnehmerin als Verwahrungstreuhänder für die Darlehensgeberin (entsprechend ihrem jeweiligen Anteil am Darlehen). Die treuhänderische Verwahrung des Schuldscheins durch die Zahlstelle endet mit der Rückzahlung des jeweiligen Anteils am Darlehen. Im Übrigen handelt die Zahlstelle ausschließlich als Beauftragte der Darlehensnehmerin und übernimmt keine Verpflichtungen gegenüber der jeweiligen Darlehensgeberin und es wird kein Auftrags- oder Treuhandverhältnis zwischen ihr und der jeweiligen Darlehensgeberin begründet.

(7) By order of the Borrower the Paying Agent acts as custodian for the Lenders (according to their respective partial amount of the Loan) with regard to the original certificate of Indebtedness (Schuldschein). The custodianship of the Paying Agent shall end once the Lender´s respective partial amount of the Loan has been repaid. Besides that the Paying Agent acts solely as agent of the Borrower and does not have any obligations towards or relationship of agency or trust to any Lender.

§ 5 Steuern	§ 5 Taxes

(1) Alle gemäß diesem Darlehensvertrag von der Darlehensnehmerin zu leistenden Kapital- und Zinszahlungen sind ohne Einbehalt oder Abzug von oder aufgrund von Steuern oder ähnlichen Abgaben jeglicher Art zu leisten, die derzeit oder künftig im oder für den Sitzstaat der Darlehensnehmerin oder von eine dortigen Behörde auferlegt oder erhoben werden (die „Quellensteuern“), es sei denn, diese sind gesetzlich vorgeschrieben. Sofern die Darlehensnehmerin gesetzlich verpflichtet ist, derartige Einbehaltungen oder Abzüge - abgesehen von FATCA - vorzunehmen, wird sie diejenigen zusätzlichen Beträge zahlen (die „Zusätzlichen Beträge“), die erforderlich sind, damit die Darlehensgeberin netto die gleichen Beträge erhält, die sie ohne eine solche Einbehaltung oder einen solchen Abzug als Kapital- und Zinszahlungen aus dem Darlehensvertrag erhalten hätte.

(1)   All payments of principal and interest under the Loan Agreement by the Borrower shall be made without deduction or withholding for, or on account of, any present or future taxes or similar duties of whatever nature imposed or levied by or on behalf of the country where the Borrower has its legal seat or any governmental authority there (“Withholding Taxes”) unless such deduction or withholding is required by law. If the Borrower is required by law to make such withholding or deduction other than FATCA, then the Borrower shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received by the Lender after such deduction or withholding shall equal the respective amounts of principal and interest which would have been receivable under the Loan Agreement in the absence of such deduction or withholding.

(2) Falls der Darlehensgeberin Umstände bekannt werden, die dazu führen, dass die Darlehensnehmerin gemäß § 5 (1) des Darlehensvertrags Zusätzliche Beträge schuldet, informiert die Darlehensgeberin die Darlehensnehmerin hierüber unverzüglich, ohne dass dadurch die in § 5 (1) beschriebenen Verpflichtungen der Darlehensnehmerin in irgendeiner Weise eingeschränkt würden. Die Darlehensgeberin wird dann in Absprache mit der Darlehensnehmerin solche ihr zumutbaren Schritte unternehmen, um die Wirkungen der genannten Umstände zu vermeiden oder zu vermindern, wobei (i) sie nicht verpflichtet ist, Schritte zu unternehmen, die nach ihrer vernünftigen Einschätzung für sie nachteilig sein könnten und (ii) ihr etwaige Kosten für gemäß § 5 (2) dieses Darlehensvertrages unternommene Schritte von der Darlehensnehmerin zu erstatten sind.

(2) If a Lender becomes aware of circumstances resulting in Additional Amounts to be owed by the Borrower pursuant to § 5 para. 1 of this Loan Agreement, such Lender – without prejudice to the Borrower’s obligations pursuant to § 5 para. 1 of this Loan Agreement – shall inform the Borrower about the aforementioned circumstances without undue delay. The relevant Lender shall, in cooperation with the Borrower, take all reasonable steps to mitigate or avoid the consequences of the aforementioned circumstances whereas (i) the relevant Lender shall not be obliged to take any steps which such Lender determines in its reasonable discretion to be detrimental and (ii) the Borrower shall reimburse any costs incurred by such Lender due to any steps taken to § 5 para. 2 of this Loan Agreement.

(3)   Falls (i) in der Folge einer am oder nach dem Datum dieses Darlehensvertrages wirksam werdenden Änderung der im Sitzstaat der Darlehensnehmerin geltenden Rechtsvorschriften Quellensteuern auf die Zahlung von Kapital oder Zinsen hinsichtlich des Darlehens anfallen (und dies trotz des Einsatzes aller angemessenen Mittel durch die Darlehensnehmerin nicht vermieden werden kann und die betreffende Darlehensgeberin Maßnahmen gemäß § 5 (2) des Darlehensvertrags ergriffen hat) und (ii) die Darlehensnehmerin daher gemäß § 5 (1) dieses Darlehensvertrages verpflichtet ist, Zusätzliche Beträge zu zahlen, ist die Darlehensnehmerin berechtigt, das Darlehen gegenüber der Darlehensgeberin unter Einhaltung einer Kündigungsfrist von mindestens dreißig (30) Tagen zum Gesamtnennbetrag oder zum jeweiligen Anteil der Darlehensgeberin am Gesamtnennbetrag, jeweils zuzüglich bis zum vorzeitigen Rückzahlungstag aufgelaufener Zinsen, zurückzuzahlen.

Eine solche vorzeitige Kündigung darf jedoch nicht früher als neunzig (90) Kalendertage vor dem Zeitpunkt erfolgen, an dem die Darlehensnehmerin erstmals gemäß § 5 (1) dieses Darlehensvertrages verpflichtet wäre, Zusätzliche Beträge zu zahlen.

Die vorzeitige Kündigung gemäß diesem § 5 (3) erfolgt schriftlich gegenüber der Darlehensgeberin (über die Zahlstelle). Sie ist unwiderruflich und muss den vorzeitigen Rückzahlungstag ausweisen. Die Zahlstelle wird die Darlehensgeberinnen unverzüglich über die vorzeitige Kündigung unterrichten. Die Darlehensnehmerin hat an die Darlehensgeberin gegebenenfalls eine Vorfälligkeitsentschädigung zu zahlen.
(4) Soweit die Darlehensnehmerin zum Einbehalt und zur Abführung nach FATCA verpflichtet ist, ist sie berechtigt, diesbezüglich anfallende Beträge von der Bruttovergütung zu Lasten der Darlehensgeberin einzubehalten und an die zuständige Behörde abzuführen, ohne hierfür einen Ausgleich an die von einem solchen Einbehalt oder Abzug betroffene Darlehensgeberin zahlen zu müssen.

Für Zwecke dieses Absatzes bedeutet „FATCA“ (i) die Paragraphen 1471 bis 1474 des US Internal Revenue Code von 1986, in ihrer jeweils gültigen Fassung, einschließlich verbundener Vorschriften oder offizieller Richtlinien; (ii) jede nachfolgende Fassung der oben genannten Paragraphen, die im Wesentlichen damit vergleichbar ist; (iii) einen Vertrag, ein Gesetz, eine Vorschrift oder andere offizielle Richtlinie, die in einer anderen Rechtsordnung in Kraft getreten ist oder sich auf einen Staatsvertrag zwischen den Vereinigten Staaten und einer anderen Rechtsordnung bezieht, die in jedem Fall der Umsetzung der vorstehenden Abschnitte (i) und (ii) dient; oder (iv) eine Vereinbarung mit dem US Internal Revenue Service, der Regierung der Vereinigten Staaten oder einer Regierungs- oder Finanzbehörde einer anderen Rechtsordnung zur Umsetzung der vorstehenden Abschnitte (i) bis (iii).

(3)   If (i) as a consequence of any amendments of the legal regulations valid in the country where the Borrower has its legal seat that take effect on the date of this Loan Agreement or thereafter, Withholding Taxes regarding payments of principal or interest under the Loan need to be made (and cannot be avoided despite the Borrower having made every reasonable effort to prevent such a situation and the relevant Lender having taken steps pursuant to § 5 para. 2 of this Loan Agreement) and (ii) the Borrower is obliged to pay Additional Amounts pursuant to § 5 para. 1 of this Loan Agreement, the Borrower shall be entitled to repay the Loan on giving not less than (30) days’ notice, either at the aggregate principal amount thereof or at the partial amount of the aggregate principal amount of such Lender, in each case with interest accrued to the date fixed for prepayment.

Any such notice of prepayment shall not be effected earlier than ninety (90) days prior to the date on which the Borrower first becomes obliged to pay Additional Amounts pursuant to § 5 para 1.

Any such notice of prepayment in accordance with this § 5 para. 3 shall be given in writing and shall be addressed to the Lender (via the Paying Agent). Such notice will be irrevocable and must specify the date fixed for prepayment. The Paying Agent shall immediately inform the Lenders about such notice of prepayment. The Borrower will pay a Prepayment Indemnity, if any.

(4) If the Borrower is required by FATCA to deduct and withhold any amounts, the Borrower shall be entitled to deduct such amounts due from the gross remuneration at the expense of the Lender and shall pay such amounts to the competent taxing authority without being required to pay any compensation to the Lender affected by such deduction or withholding.

For purposes of this section, “FATCA” means (i) sections 1471 to 1474 of the US Internal Revenue Code of 1986, as amended, or any associated regulations or other official guidance thereunder; (ii) any successor version thereof that is substantially comparable; (iii) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of the preceding sections (i) and (ii); or (iv) any agreement for the purposes of the implementation of the preceding sections (i) to (iii) with the US Internal Revenue Service, the United States government or any governmental or taxation authority in any other jurisdiction.

Zur Klarstellung: Vorauszahlungen der Darlehensgeberin auf die Einkommens- oder Körperschaftssteuer wie die deutsche Abgeltungssteuer und die Zinsertragssteuer sind keine Quellensteuern im Sinne der obigen Bestimmung.

For the avoidance of doubt: any prepayments on the income or corporate income tax made by the Lender such as the German flat rate interest tax (Abgeltungssteuer and Zinsertragssteuer) do not constitute withholding taxes within the meaning of the provision above.

§ 6 Erhöhte Kosten	§ 6 Increased Costs
Falls aufgrund einer nach dem Datum dieses Darlehensvertrages erfolgenden Einführung eines Gesetzes oder einer sonstigen Vorschrift bzw. einer Änderung der Anwendung oder Auslegung eines Gesetzes oder einer sonstigen Vorschrift durch eine zuständige Behörde oder des Einhaltens eines Gesetzes oder einer sonstigen Vorschrift (mit Ausnahme solcher Gesetze oder Vorschriften, die am Datum dieses Darlehensvertrages in Kraft waren und von der Darlehensgeberin zum Datum dieses Darlehensvertrages nicht eingehalten wurden) (a) sich die Kosten der Darlehensgeberin für die Gewährung oder Fortführung des Darlehens wesentlich erhöhen oder (b) sich die Erträge aus dem Darlehen oder die Rendite des Darlehens in Relation zum Eigenkapital der Darlehensgeberin vermindern, so treten die Darlehensgeberin und die Darlehensnehmerin in Verhandlungen mit dem Ziel, eine für beide Parteien akzeptable Lösung zu finden.

If – after the date hereof – by reason of introduction or change of the interpretation or application by the respective competent authority with respect to any law or regulation or compliance with any law or regulation (except for such laws and regulations which have been in force as of the date of this Loan Agreement and with which the respective Lender was not in compliance as of the date hereof), there is (a) any substantial increase in the costs for a Lender to fund or maintain the Loan or (b) a reduction in the rate of return on the Loan or a decrease in the net return on the Loan in relation to the equity of the respective Lender, then the affected Lender and the Borrower shall enter into negotiations with the aim of finding a mutually acceptable solution for the Parties.

§ 7 Negativklausel, Rang (pari passu)	§ 7 Negative Pledge, Status (pari passu)

(1) Die Darlehensnehmerin verpflichtet sich für die Laufzeit dieses Darlehensvertrages bzw. wird bei ihren Wesentlichen Tochtergesellschaften für die Laufzeit dieses Darlehensvertrages dafür Sorge tragen, dass weder sie noch eine ihrer Wesentlichen Tochtergesellschaften Grund- und Mobiliarpfandrechte oder andere dingliche Sicherungsrechte (die "Sicherheiten") an ihren jeweiligen Vermögensgegenständen bestellt oder bestehen lässt, um (i) Finanzverbindlichkeiten oder (ii) Garantien oder Gewährleistungen in Bezug auf Finanzverbindlichkeiten zu besichern, es sei denn, die Verbindlichkeiten der Darlehensnehmerin aus diesem Darlehensvertrag werden zur gleichen Zeit in gleicher Weise und gleichem Rang und anteilig besichert. Dies gilt nicht für Sicherheiten, die aufgrund zwingender gesetzlicher Vorschriften bestellt wurden oder zu bestellen sind.

Dies gilt nicht für Sicherheiten in folgenden Fällen:
(i) Sicherheiten im Rahmen von Cash-Pooling-Vereinbarungen, die im normalen Geschäftsgang abgeschlossen werden;
(ii) Ver- oder Aufrechnungsvereinbarungen, die von einem Konzernmitglied im Rahmen der üblichen Bankgeschäfte zum Zweck der Verrechnung von Soll- und Habensalden eingegangen werden und Sicherheiten, die im ordentlichen Geschäftsgang im Rahmen der Allgemeinen Geschäftsbedingungen von Finanzinstituten, Banken oder Sparkassen begründet werden, bei denen ein Konzernmitglied seine Bankverbindung hat, (einschließlich, zur Klarheit sei dies gesagt, Sicherheiten im Rahmen der Allgemeinen Geschäftsbedingungen der Banken oder Sparkassen oder der niederländischen allgemeinen Geschäftsbedingungen von Banken (Algemene bankvoorwaarden));
(iii) Sicherheiten, die im Rahmen des ordentlichen Geschäftsgangs durch gesetzliche Bestimmungen oder übliche Geschäftsbedingungen begründet werden;
(iv) Sicherheiten im Zusammenhang mit Vermögenswerten, die ein Konzernmitglied nach dem Datum des Darlehensvertrags erworben hat, oder mit Vermögenswerten von oder Anteilen an Personen, die ein Konzernmitglied nach dem Datum des Darlehensvertrags erworben hat, falls:
(A) die Sicherheit nicht im Hinblick auf den Kauf dieses Vermögenswertes durch ein Konzernmitglied begründet wurde,
(B) der besicherte Kapitalbetrag nicht im Hinblick auf oder seit dem Kauf dieses Vermögenswertes durch ein Konzernmitglied erhöht wurde, und
(C) die Sicherheit innerhalb von 6 Monaten ab dem Kauf dieses Vermögenswertes aufgehoben oder freigegeben wird;
(v) Sicherheiten im Kontext von Rahmenverträgen für Finanztermingeschäfte, die im normalen Geschäftsgang zwischen Konzernmitgliedern und Finanzinstituten begründet werden, wobei gilt, dass das Sicherungsrecht nur die von einer der beiden Transaktionsparteien zahlbare Differenz nach Aufrechnung der gegenseitigen Forderungen absichert;
(vi) Barsicherheiten, die als Tilgung einer Nebenfazilität gewährt wurden;
(vii) Barsicherheiten, die im Rahmen eines öffentlichen Übernahmeangebots für Aktien (oder andere aktiengebundene Wertpapiere) ausschließlich zum Zweck der Besicherung der Zahlungsverpflichtung gestellt wurden, (oder eine Bankgarantie für diese Zahlungsverpflichtung), in Fällen, in denen der Markt ein solches Verfahren in seinen jeweiligen Übernahmegesetzen fordert; und
(viii) Sicherheiten im Zusammenhang mit jeglicher Vereinbarung, bei der ein Konzernmitglied jegliche marktgängige Wertpapiere zu Bedingungen verkauft, die einen Rückkauf durch das Konzernmitglied innerhalb eines Zeitraums von bis zu sechs (6) Monaten ab Verkaufsdatum vorsehen bzw. ermöglichen (eine „Rückkaufvereinbarung”), vorausgesetzt
(A) der Nennbetrag aller von der Rückkaufvereinbarung betroffenen Wertpapiere,
(B) der ausstehende Nennbetrag aller verkauften Forderungen zu Asset-Backed-Securities-Transaktionen; und
(C) der Marktwert der Vermögenswerte aus Sale-and-lease-back-Transaktionen liegt insgesamt jederzeit bei maximal 10 % der Konzernbilanzsumme der Gruppe (berechnet durch Bezugnahme auf den letzten geprüften Konzernabschluss der Gruppe),
 (ix) konzerninterne Sicherheiten zur Besicherung künftiger konzerninterner Darlehen, welche insgesamt einen Betrag von USD 25.000.000 nicht überschreiten,
(x) Sicherheiten, die zur Erfüllung von § 8a Altersteilzeitgesetz oder § 7b oder 7e Sozialgesetzbuch IV bestehen oder begründet wurden,
(xi) Sicherheiten zur Besicherung von Verbindlichkeiten, deren Kapitalbetrag (zusammen mit den Kapitalbeträgen sonstiger Verbindlichkeiten, denen die Sicherheit zu Gute kommt, welche durch ein Konzernmitglied auf andere Weise gestellt wurde, als dies unter den vorstehenden Ziffern (i) bis (x) gestattet ist), zu keinem Zeitpunkt 10% der Konzernbilanzsumme übersteigt.

(1)   For the term of this Loan Agreement, the Borrower will not, and will ensure that none of its Principal Subsidiaries will, create or permit to subsist any mortgage, lien, charge, pledge or other in rem security interest (the "Security") upon any of their respective assets, to secure (i) any Financial Indebtedness or (ii) any guarantee or indemnity in respect of any Financial Indebtedness unless, at the same time or prior thereto, the Borrower's obligations under the Loan Agreement are equally and rateably secured, except for any Security created or to be created pursuant to mandatory law.

This does not apply to any Security listed below:
(i) any Security arising under cash-pooling agreements entered into in the ordinary course of business;
(ii) any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances and any Security arising under the general terms and conditions of any financial institution, bank or Sparkasse with whom any member of the Group maintains a banking relationship in the ordinary course of business (including for the avoidance of doubt any Security arising under the Allgemeine Geschäftsbedingungen der Banken oder Sparkassen or the Dutch General Banking Conditions (Algemene bankvoorwaarden));
 (iii) any Security arising in the ordinary course of business by operation of law or on the basis of customary general business conditions;
(iv) any Security over or affecting any asset acquired by or any asset of or shares in any person acquired by a member of the Group after the date of this
Loan Agreement if:
(A) the Security was not created in contemplation of the acquisition of that asset by a member of the Group;
(B) the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and
(C) the Security is removed or discharged within six (6) months of the date of acquisition of such asset;
(v) any Security arising under framework master agreements on derivatives entered into in the ordinary course of business between any member of the Group and any financial institution provided that the encumbrance only secures the difference payable by either party of the transaction after netting of the mutual claims;
(vi) any cash cover granted as repayment of an ancillary facility;
(vii) any cash cover created solely for the purpose of securing the payment obligation
(or the bank guarantee for such payment obligation) under a public tender offer for shares (and other equity linked securities), in a market which requires such process in its respective take-over code; and
(viii) any Security created in connection with any arrangement by which a member of the Group disposes of any marketable securities on terms whereby they are or may be re-acquired by such member of the Group (a “Repurchase Arrangement”) within a period not exceeding six (6) months from the date of the disposal, provided that:
(A) the principal amount of all securities subject to Repurchase Arrangements;
(B) the outstanding principal amount of all receivables sold with respect to asset-backed securities transactions; and
(C) the aggregate market value of assets subject to sale-and lease-back transactions shall, when aggregated, not exceed 10 per cent. of consolidated total assets of the
Group (as calculated by reference to the most recent audited consolidated financial statements of the Group) at any time;
(ix) any intra-group Security securing future inter-company loans not exceeding in aggregate an amount USD 25,000,000;
(x) any Security existing or created in order to comply with Article 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or Article 7b or 7e of the German Social Security Code IV (Sozialgesetzbuch IV);
 (xi) any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than as permitted under paragraphs (i) to (x) above) does not exceed 10% of consolidated total assets at any time.

(2) Die Darlehensnehmerin sichert zu, dass ihre Zahlungspflichten aus diesem Darlehensvertrag während der gesamten Laufzeit dieses Darlehensvertrages mit allen anderen gegenwärtigen und zukünftigen unbesicherten und nicht nachrangigen Zahlungsverpflichtungen der Darlehensnehmerin im gleichen Rang stehen (pari passu). Ausgenommen hiervon sind Zahlungsverpflichtungen, deren vorrangige Bedienung sich aus zwingenden, allgemein anwendbaren Gesetzen, gesetzlichen Vorschriften oder Verwaltungsvorschriften oder im Zusammenhang mit nationalen oder lokalen Steuervorschriften ergibt.

(2)   The Borrower shall ensure that for the term of this Loan Agreement, its payment obligations under this Loan Agreement will rank pari passu with all other present and future, unsecured and unsubordinated payment obligations of the Borrower. This shall not apply to payment obligations whose prior servicing results from mandatory, generally applicable laws or regulations or governmental requirements or in the connection with national or local tax laws or regulations.

§ 8 Außerordentliche Kündigung	§ 8 Events of Default
(1) Die Darlehensgeberin ist berechtigt, ihre Darlehensforderung fristlos zu kündigen und die sofortige Rückzahlung der jeweiligen Darlehensforderung und der aufgelaufenen Zinsen zu verlangen, wenn
(1) A Lender shall be entitled to declare its respective claim under the Loan by extraordinary termination and demand immediate repayment of the respective claim under the Loan together with interest accrued if

(a) die Darlehensnehmerin Zinsen oder Kapital nicht am jeweiligen Fälligkeitstag zahlt, es sei denn die Nichtzahlung beruht auf technischen oder sonstigen administrativen Gründen außerhalb der Kontrolle der Darlehensnehmerin und wird innerhalb von fünf (5) Bankarbeitstagen nachgeholt, oder

(a) the Borrower fails to pay interest or principal on the relevant due date unless such non-payment results from technical or other administrative reasons beyond the control of the Borrower and is not remedied within five (5) Banking Days; or

(b)   die Darlehensnehmerin sonstige wesentliche Verpflichtungen aus diesem Darlehensvertrag nicht erfüllt und diese Nichterfüllung nicht innerhalb eines Zeitraums von fünfzehn (15) Bankarbeitstagen nach entsprechender Benachrichtigung der Darlehensnehmerin durch die Darlehensgeberin behoben wird, oder

(b)   the Borrower fails to perform any other material obligation under this Loan Agreement and such failure is not remedied within fifteen (15) Banking Days after notice thereof has been given by the Lender to the Borrower; or

(c) (i) Finanzverbindlichkeiten der Darlehensnehmerin und/oder einer ihrer Wesentlichen Tochtergesellschaften über insgesamt mehr als USD 30 Mio. bei Fälligkeit oder nach Ablauf einer in den Bedingungen des betreffenden Instruments dieser Finanzverbindlichkeiten enthaltenen Nachfrist nicht gezahlt werden, oder (ii) eine Finanzverbindlichkeit der Darlehensnehmerin oder einer ihrer Wesentlichen Tochtergesellschaften, deren Gesamtbetrag USD 30 Mio. überschreitet, vorzeitig fällig gestellt oder auf andere Weise vor ihrer eigentlich bestimmten Fälligkeit auf Grund eines wie auch immer bezeichneten Kündigungsgrundes vorzeitig fällig wird, oder (iii) eine Finanzierungszusage an die Darlehensnehmerin oder eine ihrer Wesentlichen Tochtergesellschaften wegen eines (wie auch immer gearteten) Kündigungsgrundes storniert oder ausgesetzt wird, oder

(c) (i) Financial Indebtedness of the Borrower and/or of any of its Principal Subsidiaries, the aggregate amount of which exceeds USD 30 million, is not paid when due or after the end of any grace period contained in the terms of the relevant Financial Indebtedness instrument, or (ii) any Financial Indebtedness of the Borrower or of any of its Principal Subsidiaries, the aggregate amount of which exceeds USD 30 million, is declared or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described), or (iii) any financing commitment in favour of the Borrower or any of its Principal Subsidiaries is cancelled or suspended as a result of an event of default (however described); or

(d) die Darlehensnehmerin oder eine ihrer Wesentlichen Tochtergesellschaften zahlungsunfähig ist oder einräumt, zahlungsunfähig zu sein, ihre Zahlungen für Verbindlichkeiten einstellt oder aufgrund von tatsächlichen oder erwarteten finanziellen Schwierigkeiten Verhandlungen mit einem oder mehreren ihrer Gläubiger im Hinblick auf eine generelle Neuordnung oder Umschuldung ihrer Verbindlichkeiten beginnt oder eine Abtretung oder einen Vergleich zugunsten ihrer Gläubiger abschließt, oder

(d) the Borrower or any of its Principal Subsidiaries is unable or admits its inability to pay its debts as they fall due, suspends making payments on its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes an assignment for the benefit of or a composition with its creditors; or

(e) ein zuständiges Gericht ein Insolvenzverfahren über das Vermögen der Darlehensnehmerin oder einer Wesentlichen Tochtergesellschaft eröffnet, ein solches Verfahren eingeleitet und nicht innerhalb von sechzig (60) Tagen aufgehoben oder ausgesetzt worden ist oder die Darlehensnehmerin oder die Wesentliche Tochtergesellschaft die Eröffnung eines solchen Verfahrens beantragt oder einleitet, oder

(e) a competent court opens insolvency proceedings against the Borrower's or a Principal Subsidiaries' assets, such proceedings are instituted but not discharged or stayed within sixty (60) days, or the Borrower or the Principal Subsidiary applies for or institutes such proceedings; or

(f) die Darlehensnehmerin oder eine Wesentliche Tochtergesellschaft in Liquidation tritt, es sei denn, es handelt sich um eine freiwillige Liquidation, oder	(f) the Borrower or a Principal Subsidiary goes into liquidation other than a voluntary liquidation; or
(g) ein Sicherungsnehmer die Gesamtheit oder einen wesentlichen Teil des Vermögens (insgesamt mindestens im Wert von USD 2,5 Mio.) oder des Geschäftsbetriebes der Darlehensnehmerin oder einer Wesentlichen Tochtergesellschaft übernimmt, oder ein Zwangsverwalter dafür bestellt wird, oder

(g) any secured party takes possession of all or material parts of the assets having an aggregate value equal to or greater than USD 2.5 million or the operations of the Borrower or of any Principal Subsidiary, or an administrative receiver for those assets or operations is appointed; or

(h) die Darlehensnehmerin oder eine ihrer Wesentlichen Tochtergesellschaften ihre Geschäftstätigkeit ganz oder im Wesentlichen einstellt, sofern diese nicht auf eine andere Tochtergesellschaft der Darlehensnehmerin übertragen wird, oder
(h) the Borrower or any Principal Subsidiary ceases its business operations in whole or in material parts thereof unless such business is transferred to another Subsidiary of the Borrower; or
(i) eine Verschmelzung der Darlehensnehmerin auf einen anderen Rechtsträger oder eine Übertragung sämtlicher oder im Wesentlichen sämtlicher Vermögenswerte auf einen anderen Rechtsträger stattfindet, es sei denn, dass (i) dieser andere Rechtsträger, ein Unternehmen mit Sitz in einem Mitgliedstaat der Europäischen Union (und nach seinem Austritt aus der Europäischen Union auch im Vereinigten Königreich), der Schweiz oder den Vereinigten Staaten von Amerika ist, welches aufgrund einer Vereinbarung oder kraft Gesetz sämtliche Verpflichtungen der Darlehensnehmerin aus diesem Darlehensvertrag übernommen hat, und (ii) die wirtschaftliche oder finanzielle Lage dieses anderen Rechtsträgers nicht schlechter ist, als die der Darlehensnehmerin zum Zeitpunkt des Eintritts dieses Ereignisses, oder

(i) the Borrower is merged into another entity or all or substantially all of its assets are conveyed or transferred to another entity, unless (i) the entity is a corporation domiciled in a member state of the European Union (and following its exit from the European Union, the United Kingdom), Switzerland or the United States of America which assumes all obligations of the Borrower under this Loan Agreement either by an agreement or by operation of law, and (ii) the economic and financial situation of such entity is not less sound than that of the Borrower at the time of the occurrence of such event; or

(j) eine Wesentliche Nachteilige Änderung eingetreten ist, oder	(j) a Material Adverse Change has occurred; or
(k) die Darlehensnehmerin einzelne Positionen ihres Anlagevermögens auf einen Dritten überträgt oder übereignet. Dies gilt nicht für Übertragungen und Übereignungen	(k) the Borrower transfers or conveys individual items of its fixed assets to another person or entity. This does not apply to any transfers or conveys:
(aa) von Vermögenswerten im gewöhnlichen Geschäftsgang zu marktüblichen Konditionen,	(aa) of assets made at arm’s length in the ordinary course of business;
(bb) von Vermögenswerten eines Konzernmitglieds zu Gunsten eines anderen Konzernmitglieds,	(bb) of any asset by a member of the Group to another member of the Group;
(cc) von Forderungen im Rahmen von Asset-Backed Securities-Transaktionen, soweit der ausstehende Kapitalbetrag der von der Darlehensnehmerin durchgeführten Transaktionen in keinem ihrer Geschäftsjahre insgesamt 15 Prozent der Konzernbilanzsumme übersteigt,

(cc) of receivables under asset backed securities transactions, where the aggregated outstanding principal amount of the Borrower's transactions does not exceed 15 per cent. of consolidated total assets in any of the Borrower's financial years;

(dd) von Forderungen im Rahmen von marktüblichen Sale-and-Lease-back-Transaktionen, soweit der ausstehende Kapitalbetrag der von der Darlehensnehmerin durchgeführten Transaktionen in keinem ihrer Geschäftsjahre insgesamt 15 Prozent der Konzernbilanzsumme übersteigt,

(dd) of receivables under sale and leaseback transactions under normal commercial terms where the aggregated outstanding principal amount of the Borrower's transactions does not exceed 15 per cent. of consolidated total assets in any of the Borrower's financial years;

(ee) von eigenen Aktien der Darlehensnehmerin, für die der Marktwert erhalten wurde oder im Kontext einer Aktienoption, eines Pensionsplans oder der Ausgabe von Belegschaftsaktien an Mitarbeiter und leitende Angestellte der Darlehensnehmerin oder einer ihrer Tochtergesellschaften,

(ee) of treasury shares of the Borrower for which fair value is received or in the context of stock option, pension plan or incentives programmes for employees and directors of the Borrower or any of its Subsidiaries;

(ff) die mit vorheriger schriftlicher Zustimmung der Darlehensgeberin erfolgen,	(ff) made with the prior written consent of the Lender;
(gg) von abgenutzten oder verschlissenen Vermögenswerten,	(gg) of worn-out assets;
(hh) im Rahmen einer Sicherheitenbestellung, die gemäß § 7 (1) (Negativklausel) zulässig ist,	(hh) constituting Security permitted under § 7 para. 1 (Negative Pledge);
(ii) deren Erlös (abzüglich branchenüblicher Transaktionskosten) im Rahmen des Gesellschaftszwecks reinvestiert wird oder zur Rückzahlung von Finanzverbindlichkeiten verwendet wird oder als Liquidität in der Gruppe verbleibt,

(ii) where the proceeds of such transfers or conveys (less customary transaction costs) are reinvested for the corporate purpose or used for repayment of Financial Indebtedness or remains within the Group as liquid funds.

(jj) von Vermögenswerten, deren Buchwert (oder, im Falle einer Veräußerung von Anteilen an einem Konzernmitglied, deren relativer Wert in Prozent der Konzernbilanzsumme, wie im jeweils letzten konsolidierten Konzernabschluss der Darlehensnehmerin ausgewiesen), addiert mit dem Buchwert aller sonstigen veräußerten Vermögenswerte (ausgenommen die nach Absatz (aa) bis (ff) zulässigen), in keinem Geschäftsjahr der Darlehensnehmerin 30 Prozent ihrer Konzernbilanzsumme überschreitet.

(jj) of assets whose book value (or, in the case of a disposal of shares in a Group member, the value of the shares to be sold as a percentage of the consolidated group assets as shown in the Borrower's most recent consolidated financial accounts), when aggregated with the book value of all other assets disposed of (other than any of those permitted under paragraphs (aa) to (ff)) does not exceed 30 per cent of the Borrower's consolidated total assets in any of the Borrower's financial years.

(2)   Die Darlehensnehmerin wird die Zahlstelle unverzüglich schriftlich über alle Angelegenheiten, die zu einem in § 8 (1) aufgeführten außerordentlichen Kündigungsgrund führen könnten benachrichtigen und die Zahlstelle wird unverzüglichen die Darlehensgeberin entsprechend benachrichtigen. Kündigungen sind der Darlehensnehmerin schriftlich mit Kopie an die Zahlstelle zuzuleiten. Sollte das Darlehen ganz oder teilweise vorzeitig aus den in diesem § 8 (1) genannten Gründen gekündigt werden, ist die Darlehensnehmerin gegebenenfalls zur Zahlung einer Vorfälligkeitsentschädigung verpflichtet.

(2)   The Borrower shall promptly notify the Paying Agent in writing who in turn will promptly inform the Lender on all matters which could lead to an event of default as set out in § 8 para. 1. Notices of termination have to be provided in writing to the Borrower with a copy to the Paying Agent. If the Loan is terminated prematurely in whole or in part for any reason set out in § 8 para. 1, the Borrower shall be obliged to pay a Prepayment Indemnity, if any.

(3) Ungeachtet der Bestimmungen des § 314 BGB finden die Bestimmungen von § 490 Abs. 1 BGB keine Anwendung.	(3) Notwithstanding the provisions of section 314 of the German Civil Code (BGB), the provisions of section 490 (1) of the German Civil Code (BGB) shall not apply.
§ 9 Übertragung	§ 9 Transfer
(1) Die Darlehensgeberin kann ihre vertraglichen Rechte und Pflichten aus dem Darlehensvertrag ganz oder in Teilbeträgen von mindestens [EUR/USD] 500.000,00 und darüber hinaus in ganzen Vielfachen des Betrages von [EUR/USD] 500.000,00 an einen Dritten im Wege der Vertragsübernahme übertragen. [Ausnahmsweise kann das Kreditinstitut, an das die vertraglichen Rechte und Pflichten übertragen werden, seinen Sitz in Taiwan haben.]

(1) The Lender may transfer its contractual position hereunder in full or in partial amounts of at least [EUR/USD] 500,000.00 and in whole multiples of [EUR/USD] 500,000.00 above that - to a Third Party by way of assumption of contract. [Exceptionally, the Credit Institution, to whom the contractual position is transferred, may be located in Taiwan.]

(a) Im Falle der erstmaligen Ausplatzierung durch die Anfängliche Darlehensgeberin gilt Folgendes:	(a) In connection with the initial placement of the contractual position by the Initial Lender the following shall apply:
(i) Die Übertragung der vertraglichen Position an eine Darlehensgeberin, welche nicht unter die Definition des Dritten fällt oder an eine Privatperson ist unzulässig. Ebenso ist eine Unterbeteiligung an der vorgenannten vertraglichen Position nicht zulässig.

(i) The transfer of the contractual position to a Lender which does not meet the definition of a Third Party or to a private individual or a sub-participation in the contractual position referred to above is not permitted.

(ii) Die Übertragung erfolgt gemäß einer von der Anfänglichen Darlehensgeberin zu erstellenden Geschäftsbestätigung, die von der eintretenden Darlehensgeberin gegenzuzeichnen ist. Die Zahlstelle wird die Darlehensnehmerin über jeden Übertragungsvorgang ohne schuldhaftes Zögern informieren.

(ii) The transfer will be effected by a confirmation of transaction (Geschäftsbestätigung) to be issued by the Initital Lender and countersigned by the joining Lender. The Paying Agent shall inform the Borrower with respect to each transfer without undue delay.

(b) Für alle weiteren Übertragungsvorgänge gilt das Folgende:	(b) For all following transfers of the contractual position the following shall apply:
(i) An eine Darlehensgeberin, die nicht unter die Definition des Dritten fällt, ist eine Übertragung der vertraglichen Position nur mit vorheriger schriftlicher Zustimmung der Darlehensnehmerin (mit Kopie an die Zahlstelle) zulässig. Eine Übertragung an Privatpersonen sowie eine Unterbeteiligung an der vorgenannten vertraglichen Position ist nicht zulässig.

(i) The transfer of the contractual position to a Lender which does not meet the definition of a Third Party is only permitted with the prior written consent of the Borrower (copy to the Paying Agent). A transfer to a private individual or a sub-participation in the contractual position referred to above is not permitted.

(ii) Die Übertragung wird zu dem im Übertragungszertifikat (Anlage 3) genannten Übertragungsdatum wirksam, vorausgesetzt, die Zahlstelle hat ein ordnungsgemäß ausgefülltes und ausgefertigtes Übertragungszertifikat erhalten. Die Zahlstelle wird die Darlehensnehmerin über jeden Übertragungsvorgang ohne schuldhaftes Zögern durch Vorlage einer Kopie des entsprechenden Übertragungszertifikats informieren.

(ii) Such transfer shall become effective as of the transfer date set forth in the Transfer Certificate (Annex 3), provided that the Paying Agent has received a duly completed and duly executed Transfer Certificate. The Paying Agent shall inform the Borrower with respect to each transfer without undue delay by submitting a copy of the relevant Transfer Certificate.

(iii) Für den Fall, dass die Zahlstelle das Übertragungszertifikat weniger als fünf (5) Bankarbeitstage vor einem Zinszahlungstag erhalten hat, hat eine Zahlung der Darlehensnehmerin an die ausscheidende Darlehensgeberin gegenüber der eintretenden Darlehensgeberin im Umfang der geleisteten Zahlung schuldbefreiende Wirkung.

(iii) In the event that the Paying Agent receives a Transfer Certificate less than five (5) Banking Days before an Interest Payment Date, any payment made by the Borrower to the resigning Lender shall release the Borrower from its payment obligations to the joining Lender in the amount of such payment.

(2) Folge einer Übertragung ist, dass die Rechtsstellung einschließlich sämtlicher bestehender Rechte und Pflichten der insoweit ausscheidenden Darlehensgeberin aus diesem Darlehensvertrag in dem Umfang, in dem übertragen wird, auf die eintretende Darlehensgeberin übergeht. Die Übertragung bewirkt, dass der bestehende Darlehensvertrag im Umfang der jeweiligen Übertragung unverändert zwischen den neuen Vertragsparteien fortgesetzt wird.

(2) The result of a transfer is that all of the resigning Lender's rights and obligations under this Loan Agreement are passed over to the joining Lender to the extent that they are transferred. The effect of a transfer is that the existing Loan Agreement remains unchanged in force between the new contract parties to the extent that rights and obligations are transferred.

Vorbehaltlich Absatz (1) (b) (iii) sind im Falle einer vollständigen oder teilweisen Übertragung die Verpflichtungen der Darlehensnehmerin gegenüber einer eintretenden Darlehensgeberin erst dann erfüllt, wenn der Erlös eingeht bzw. deren Konto gutgeschrieben wird.

Subject to subparagraph 1 (b) (iii) the obligations of the Borrower in the event of a complete or partial transfer, shall be fulfilled with regard to a joining Lender only upon the proceeds being received by or credited to its account.

Des Weiteren verpflichtet sich die ausscheidende Darlehensgeberin, Zahlungen der Darlehensnehmerin, die ab dem Wirksamwerden der Übertragung und hinsichtlich der Zinsen gegebenenfalls zeitanteilig gemäß § 4 (Zahlungen) an sie geleistet werden, unverzüglich an die eintretende Darlehensgeberin weiterzuleiten.

Furthermore the resigning Lender is obliged to promptly pass on any payments which the Borrower makes after a transfer has become effective and in relation to any interest which may have been paid pro rata temporis according to § 4 (Payments) to the joining Lender.

Sofern und soweit eine Übertragung nach diesem § 9 dazu führen würde, dass die Darlehensnehmerin Zusätzliche Beträge oder sonstige erhöhte Kosten nach § 5 zu tragen hätte, so ist die Darlehensnehmerin zur Zahlung dieser Beträge nur insoweit verpflichtet, als diese auch bei einer Zahlung an die ausscheidende Darlehensgeberin angefallen wären, es sei denn die Zusätzlichen Beträge oder Kosten beruhen auf Umständen, die nach der Vertragsübernahme eingetreten sind.

If and to the extent that a transfer pursuant to this § 9 would result in the obligation of the Borrower to bear any Additional Amounts or other increased costs pursuant to § 5 hereof, the Borrower shall be obligated to pay such amounts only to such extent as these would have been incurred also in the case of payment to the resigning Lender, unless such Additional Amounts and costs are based on facts having occurred subsequent to the assignment.

(3) Mit Unterzeichnung dieses Darlehensvertrages erteilt die Darlehensnehmerin ihre vorherige Zustimmung zu jeder im Einklang mit § 9 (1) erfolgten Übertragung.	(3) By signing this Loan Agreement, the Borrower grants its prior consent to any such transfer made in compliance with § 9 para. 1.
(4) Die Darlehensgeberin ist berechtigt, alle Rechte aus diesem Vertrag zum Zwecke der Refinanzierung als Sicherheit auf die Deutsche Bundesbank, Banque Centrale du Luxembourg oder ein anderes Mitglied des europäischen Systems der Zentralbanken, die Schweizerische Nationalbank oder eine Förderbank des Euroraumes zu übertragen. Die Wirksamkeit der Übertragung unterliegt ausdrücklich keinen formalen Anforderungen und keiner Anzeigepflicht an die Darlehensnehmerin. Übertragungen durch eine Zentralbank des Eurosystems oder Förderbank des Euroraumes unterliegen gleichfalls ausdrücklich keinen formalen Anforderungen und keiner Anzeigepflicht an die Darlehensnehmerin. Dies gilt ebenfalls für Rückabtretungen und mit Realisierungsszenarien verbundene Abtretungen unter Beteiligung nationaler Zentralbanken im Eurosystem. Im Fall der Verwertung der vertraglichen Rechte durch eine Zentralbank des Eurosystems unterliegt diese nicht den Beschränkungen von § 9 (1).

(4) The Lender shall be authorized to transfer all its claims under this Loan to the Deutsche Bundesbank, Banque Centrale du Luxembourg or any other central bank of the ECB system or to the Swiss National Bank or any eurozone development bank (“Förderbank”) as security for refinancing purposes. For the validity of such transfer expressly no formal requirements and obligations to inform the Borrower shall be required. Likewise, in case of such transfers being made by any central bank of the ECB system or eurozone development bank expressly no formal requirements and obligations to inform the Borrower shall be required. This also applies to reassignment and assignments associated with realisation scenarios involving national central banks within the Eurosystem. In case of the liquidation of any rights arising out of this Loan Agreement by any central bank of the ECB system, the restrictions under clause 9 para. 1 shall not apply.

(5) Im Falle des Eintritts eines der in § 8 (1) genannten außerordentlichen Kündigungsrechte, das noch 20 Bankarbeitstage nach seinem Eintritt fortbesteht, unterliegt die daraufhin erfolgende Übertragung durch Vertragsübernahme keinen der in Abs. (1) genannten Beschränkungen, wenn der Kündigungsgrund zu diesem Zeitpunkt noch fortbesteht.

(5) If an event of default giving rise to an extraordinary termination right as set out in Article 8 para. 1 has occurred and is continuing 20 Banking Business Days after its occurrence, a subsequent transfer by way of assumption shall not be subject to any restrictions as set out in this para. 1 if such event of default continues at the time of the transfer.

(6)   Die Darlehensnehmerin ist damit einverstanden, dass in diesem Rahmen die Vertragsdaten einschließlich personenbezogener Daten von Mitarbeitern/ Vorstandsmitgliedern an die betreffende Zentralbank oder Förderbank, sowie gegebenenfalls an Dritte, welche die Sicherheit im Falle einer Sicherheitenverwertung erwerben, weitergegeben werden. Dieses Einverständnis erstreckt sich auch auf Veröffentlichungsmaßnahmen (z.B. die Eintragung in ein berechtigten Dritten zugängliches Register), welche zur Bestellung oder zur Aufrechterhaltung der Sicherheit erforderlich sind.

(6)   The Borrower hereby gives its consent to the forwarding of all information contained in this Loan Agreement including personal data of employees/board members to the respective central bank or development bank for such transfer and, if applicable, to third parties acquiring the security in case of an enforcement of such a security. Such consent shall also extend to measures of publication (e.g. recording the security in a register that authorised third parties have access to) which are necessary for the constitution or consistency of such a security.

§ 10 Art der Rechte und Verpflichtungen einer Darlehensgeberin	§ 10 Nature of a Lender's Rights and Obligations

(1) Die Verpflichtungen einer Darlehensgeberin aus dem Darlehensvertrag sind nicht gesamtschuldnerisch. Keine der Darlehensgeberinnen haftet für die Verpflichtungen einer anderen Darlehensgeberin aus dem Darlehensvertrag.

(1) The obligations of a Lender under this Loan Agreement are not joint and several (keine gesamtschuldnerische Haftung). No Lender is liable for the obligations of any other Lender under the Loan Agreement.

(2) Die Rechte einer Darlehensgeberin aus diesem Darlehensvertrag sind nicht gesamtgläubigerisch. Die jeweils gemäß diesem Darlehensvertrag einer Darlehensgeberin geschuldeten Beträge stellen eine gesonderte und unabhängige Verbindlichkeit dar, und jede der Darlehensgeberinnen ist berechtigt, ihre Rechte aus diesem Darlehensvertrag unabhängig von einer anderen Darlehensgeberin durchzusetzen.

(2)   The rights of a Lender under this Loan Agreement are not joint and several (keine Gesamtgläubiger). The amounts owed at any time under the Loan Agreement by the Borrower to any Lender shall constitute a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Loan Agreement independently from another Lender.

§ 11 Information	§ 11 Information
(1) Die Darlehensnehmerin wird die zur Erfüllung der Vorgaben des § 18 Kreditwesengesetz (KWG) erforderlichen Unterlagen und anderen Informationen, die die Darlehensgeberin zur Erfüllung ihrer gesetzlichen Verpflichtungen benötigt, rechtzeitig übermitteln. Die Darlehensnehmerin ist insbesondere verpflichtet, der Zahlstelle während der Laufzeit des Darlehens folgende Dokumente zur Weiterleitung an die Darlehensgeberinnen zur Verfügung zu stellen:

(1)   For the purposes of complying with the requirements under section 18 of the German Banking Act (KWG), the Borrower shall submit in a timely manner to the Lender any documents and information required to comply with the Lender's statutory obligations. During the term of the Loan, the Borrower shall in particular supply the following documents to the Paying Agent for submission to the Lenders:

(a) sobald diese veröffentlicht sind, in jedem Fall aber innerhalb von einhundertachtzig (180) Tagen nach dem Ende des Geschäftsjahrs, den geprüften Konzernjahresabschluss der Darlehensnehmerin, und
(a) the audited consolidated financial statements of the Borrower as soon as they are publicly available but in any event no later than one hundred and eighty (180) days after the end of the Borrower's financial year; and

(b) weitere Informationen, die eine Darlehensgeberin zur Erfüllung gesetzlicher Anforderungen angemessenerweise anfordern kann.	(b) any other information a Lender may reasonably request in order to comply with legal requirements.
(2)   Die Verpflichtung zur Offenlegung der Dokumente nach § 11 (1) entfällt, sofern die zur Erfüllung von § 18 KWG oder einer sonstigen gesetzlichen Verpflichtung erforderlichen Dokumente auf der Webseite der Darlehensnehmerin (in speicher- oder druckbarer Weise) frei zugänglich sind.

(2)   The obligation to disclose documents pursuant to § 11 para. 1 shall cease to apply if the documents necessary to comply with section 18 of the German Banking Act (KWG) or any other legal requirements are freely accessible on the Borrower's website (in a form that can be saved or printed).

(3) Die Darlehensnehmerin ermächtigt die Darlehensgeberin, alle Unterlagen, Daten und Informationen, die der Darlehensgeberin hierfür erforderlich, zweckdienlich oder geeignet erscheinen, zur Prüfung an potenzielle Dritte (oder ein Mitglied des europäischen Systems der Zentralbanken oder die Schweizerische Nationalbank) für die unter § 9 (4) beschriebenen Zwecke an Personen, die aus technischen oder rechtlichen Gründen in die Abwicklung einer Übertragung einzubinden sind (z.B. Rechtsberater, Rating-Agenturen, Wirtschaftsprüfer) und an staatliche Gerichte und Behörden (insbesondere Aufsichtsbehörden), die gemäß Gesetz eine Offenlegung verlangen, weiterzuleiten bzw. ihnen bekanntzugeben, und befreit die Darlehensgeberin insoweit vom Bankgeheimnis.

(3) The Borrower hereby authorizes the Lender to pass on or to disclose for review any such documents, data and information as the Lender may consider necessary, useful or appropriate to any potential Third Party (or to a member of the European system of central banks or to the Swiss National Bank for the purposes set out in § 9 para. 4 or to such persons, who are involved in the settlement of the transfer for technical or legal reasons (such as legal advisors, rating agencies, auditors) or to governmental courts and authorities (especially supervisory authorities) that require disclosure by law, and therefore releases the Lender from banking confidentiality.

(4) Im Übrigen verpflichten sich die Parteien dieses Darlehensvertrages und die Zahlstelle, vertrauliche Informationen und Dokumente, die sie im Zusammenhang mit diesem Darlehen erhalten, vertraulich zu behandeln. Auf eine Darlehensgeberin oder die Zahlstelle anwendbare gesetzliche oder behördliche Offenlegungspflichten bleiben unberührt.

(4) Apart from that, the Parties and the Paying Agent agree to treat information and documents received in connection with this Loan as confidential.  Legal or regulatory disclosure requirements that the Lender or Paying Agent are subject to remain unaffected.

(5) Die Zahlstelle wird in ihren Geschäftsräumen eine Kopie eines jeden an sie gesandten Übertragungszertifikats aufbewahren und ein Register für die Erfassung der Namen und Adressen der Darlehensgeberinnen und der Nennbeträge (sowie der angegebenen Zinsen) des Darlehens, die jeder Darlehensgeberin von Zeit zu Zeit entsprechend den vertraglichen Bestimmungen geschuldet werden (das „Register“), führen. Die Darlehensnehmerin erhält von Zeit zu Zeit auf Anforderung eine Abschrift des Registers.

(5) The Paying Agent shall maintain at one of its offices a copy of each Transfer Certificate delivered to it and a list of the names and addresses of the Lenders, and the principal amounts (and stated interest) of the Loan owed to each Lender pursuant to the terms hereof from time to time (the "Investor List"). The Borrower shall be entitled to receive a copy of the Investor List from time to time upon request.

§ 12 Mitteilungen	§ 12 Notices
Alle Mitteilungen und Anfragen oder sonstige Kommunikation gemäß diesem Darlehensvertrag sind schriftlich (auch per Fax oder als pdf-Datei) abzufassen und wie folgt zu adressieren:	Any notices, queries or other communication under this Loan Agreement shall be made in writing (including by fax or pdf file) and shall be addressed as follows:
(1) Sofern sie an die Darlehensnehmerin gerichtet sind, an ihre folgende Anschrift:	(1) If intended for the Borrower, to the following address:

QIAGEN N.V. Hulsterweg 82 5912 PL Venlo The Netherlands Tel. + Fax + z. Hd. v. Leiter Global Treasury	QIAGEN N.V. Hulsterweg 82 5912 PL Venlo The Netherlands Phone: + Facsimile: + Attention: Head of Global Treasury
(2) Sofern sie an die Darlehensgeberin oder an die Zahlstelle gerichtet sind, an folgende Anschrift:	(2) If intended for the Lender or for the Paying Agent, to the following address:
Bayerische Landesbank Brienner Straße 18 80333 München Bundesrepublik Deutschland Tel. + Fax + e-mail: z. Hd. v. 4245 Team Service Emissionen & Kreditderivate	Bayerische Landesbank Brienner Strasse 18 80333 Munich, Germany Federal Republic of Germany (FRG) Phone: + Facsimile: e-mail: Attention: 4245 Issues Administration & Credit Derivatives Service Team
Im Falle einer Übertragung gemäß § 9 sind Mitteilungen, die an eine eintretende Darlehensgeberin gerichtet sind, auch an die Zahlstelle zu adressieren.	In the event of a transfer pursuant to § 9, any notices to a joining Lender shall be addressed to the Paying Agent.
§ 13 Sonstige Bestimmungen	§ 13 Miscellaneous
(1) Die Darlehensnehmerin bestellt für die Dauer des Darlehensvertrages QIAGEN GmbH zur Zustellungsbevollmächtigten für gerichtliche Zustellungen in Deutschland.	(1) For the term of this Loan Agreement, the Borrower appoints QIAGEN GmbH as the agent for the service of process in Germany.
(2) Die Darlehensnehmerin verpflichtet sich, der Darlehensgeberin alle notwendigen Informationen und Unterlagen zur Verfügung zu stellen, die diese für erforderlich hält, um ihre Verpflichtungen aus dem Geldwäschegesetz zu erfüllen.
(2) The Borrower undertakes to provide the Lender with all information and data the Lender deems necessary to fulfill the obligations of the German Anti-Money-Laundering Act (Geldwäschegesetz).

(3) Die Darlehensnehmerin kann gegen Forderungen der Darlehensgeberin nur aufrechnen und Pfandrechte oder Zurückbehaltungsrechte geltend machen, wenn die Forderungen der Darlehensnehmerin unbestritten oder rechtskräftig festgestellt sind. Solange und soweit das Darlehen zum Sicherungsvermögen der Darlehensgeberin im Sinne von § 125 VAG oder, auch im Fall von Insolvenzverfahren, zu einer aufgrund gesetzlicher Vorschriften des deutschen Rechts zwingend zu bildenden Deckungsmasse gehört, oder zu Zwecken der Besicherung an eine Notenbank des Eurosystems abgetreten wurde, verzichtet die Darlehensnehmerin darauf, ihr Recht auf Aufrechnung sowie Pfandrechte und Zurückbehaltungsrechte auszuüben. Dies gilt auch im Verhältnis zwischen der Darlehensnehmerin und etwaigen Rechtsnachfolgern der Darlehensgeberin.

(3) The Borrower may only offset claims, exercise any liens or any retention rights that are uncontested or have been legally established with final and binding effect against claims of the Lender. The Borrower hereby waives the exercise of any right of set-off, liens or any retention right if and to the extent that the Loan belongs to the reserved assets of the Lender within the meaning of section 125 German Insurance Supervisory Act (VAG) or to covering funds which must be set up pursuant to the laws of the Federal Republic of Germany, including in cases of insolvency proceedings or if the assignment was made to a national central bank within the Euro system for collateralisation purposes. This also applies in relation between the Borrower and any legal successor of the Lender.

(4)   Die Darlehensnehmerin ist damit einverstanden, dass personenbezogene Daten gespeichert, verarbeitet und im Rahmen der Zweckbestimmung dieses Darlehens – auch an gemäß § 9 (1) eintretende Darlehensgeberinnen – übermittelt werden.
(4) The Borrower consents to its personal data being recorded, processed and, for the purposes of this Loan, disclosed to any joining Lenders in accordance with § 9 para 1.
(5)   Änderungen dieses Darlehensvertrages bedürfen der Schriftform. Dies gilt auch für einen Verzicht auf diese Schriftformklausel. Soweit die Änderungen Rechte und Pflichten der Zahlstelle betreffen, werden diese nur wirksam, wenn die Zahlstelle schriftlich ihre Zustimmung zu den Vertragsänderungen erklärt.

(5)   Any amendments of this Loan Agreement must be made in writing in order to become effective. This shall also apply to any waiver of this section. Insofar as the amendments refer to rights and obligations of the Paying Agent, amendments must only be made with the written consent of the Paying Agent.

(6)   Sollte irgendeine Bestimmung dieses Darlehensvertrages ganz oder teilweise rechtlich unwirksam oder undurchsetzbar sein oder werden, so bleibt die Wirksamkeit und Durchsetzbarkeit der übrigen Bestimmungen dieses Vertrages davon unberührt. Eine sich daraus ergebende Regelungslücke ist durch ergänzende Auslegung unter ordnungsgemäßer Berücksichtigung der Interessen der Parteien und der Zahlstelle zu schließen.

(6)   Should any provision of this Loan Agreement be or become entirely or partially invalid or unenforceable, the validity or enforceability of the remaining provisions shall not be affected thereby. Any omission resulting therefrom shall be remedied by supplemental provision which takes due account of the interests of the Parties and the Paying Agent.

(7) Dieser Darlehensvertrag wird in zwei (2) Exemplaren ausgefertigt, von denen je eines die Darlehensnehmerin und die Darlehensgeberin erhält.	(7) This Loan Agreement is executed in two (2) originals, one of which will be retained by the Borrower and one by the Lender.
(8) Dieser Darlehensvertrag unterliegt dem Recht der Bundesrepublik Deutschland. Nicht ausschließlicher Gerichtsstand für alle Rechtsstreitigkeiten aus oder im Zusammenhang mit diesem Darlehensvertrag ist München, Bundesrepublik Deutschland.

(8) This Loan Agreement is subject to the laws of the Federal Republic of Germany. Non-exclusive place of jurisdiction for any disputes arising in connection with this Loan Agreement shall be Munich, Federal Republic of Germany.

(9)   Dieser Darlehensvertrag ist in deutscher Sprache abgefasst und mit einer unverbindlichen Übersetzung in die englische Sprache versehen. Allein der deutsche Wortlaut ist maßgeblich und rechtsverbindlich. Die englische Übersetzung ist in jeder Hinsicht unverbindlich.

Unterschriftenseite folgt

(9)   This Loan Agreement is drafted in the German language and provided with a non-binding English translation. Only the German text is valid and binding. The English translation is non-binding in every respect and provided for convenience only

Signature page follows

.

QIAGEN N.V.
als Darlehensnehmerin
as Borrower

Venlo, den 19. Juni 2017
Venlo, June 19th, 2017

         Unterschrift(en): __________________________________
         Signature(s)

         Name(n):
            Name(s)

Bayerische Landesbank
als Darlehensgeberin und Zahlstelle
as Lender and Paying Agent
München, den 19. Juni 2017
Munich, June 19th, 2017

         Unterschrift(en): __________________________________
         Signature(s)

            Name(n):
            Name(s)

Anlage 1	Annex 1
Auszahlungsvoraussetzungen	Conditions Precedent
(1) Übergabe des von der Darlehensnehmerin ordnungsgemäß unterzeichneten Darlehensvertrags an die Anfängliche Darlehensgeberin.	(1) Submission of the Loan Agreement duly signed by the Borrower to the Initial Lender.
(2) Vorlage eines externen Rechtsgutachtens (Legal Opinion) des Rechtsberaters der Darlehensnehmerin, gerichtet an die Arranger und die Abtretungsempfänger der Anfänglichen Darlehensgeberin gemäß § 9 (1) (a), zum niederländischen Recht in englischer Sprache hinsichtlich der Rechtsfähigkeit der Darlehensnehmerin und ordnungsgemäßen Ermächtigung zum Abschluss des Darlehensvertrages, der ordnungsgemäßen Unterzeichnung des Darlehensvertrags und der Gültigkeit der Wahl deutschen Rechts sowie die Anerkennung des unter diesem Vertrag gewählten Gerichtsstandes und der Vollstreckbarkeit des Urteils eines deutschen Gerichts in den Niederlanden, das den Anforderungen der Bayerischen Landesbank genügt.

(3) Vorlage eines der Darlehensgeberin genehmen Nachweises, dass für das Eingehen des Darlehens keine Genehmigung/keine Unterrichtung des Betriebsrates (ondernemingsraad) der Darlehensnehmerin in den Niederlanden vorgeschrieben ist.

(2) An external legal opinion, addressed to the Arrangers and to the transferees of the Initial Lender in accordance with § 9 (1) (a), from the Borrower’s legal adviser to the laws of the Netherlands in the English language regarding the Borrower’s capacity and due authorization to enter into the Loan Agreement, the due execution of the Loan Agreement and the validity of the choice of German law as well as the submission to jurisdiction chosen pursuant to this Loan Agreement and the enforceability of a German court ruling in the Netherlands that satisfies Bayerische Landesbank's requirements.

(3) Evidence satisfactory to the Lender that the incurrence of the Loan is not subject to approval/consideration by the Borrower’s works council (ondernemingsraad) in the Netherlands.

(4) Die Abgabenordnung verpflichtet die Bank, die Legitimation aller Zeichnungsberechtigten zu prüfen. Es ist deshalb erforderlich, dass alle zeichnungsberechtigten Personen der Bank die von ihr angeforderten Legitimationsdokumente vorlegen. Hinweis: Personalausweiskopien werden an Externe nur mit Zustimmung des Ausweisinhabers weitergegeben.

(4)   The German General Fiscal Code (Abgabenordnung) obliges the Bank to examine the identity of the authorized signatories (Legitimationsprüfung). Each authorized representative is therefore required to present documents for identification purposes to the Bank as requested by it. Note: Copies of identification documents can only be furnished to external parties with the approval of the owner of the identification document.

(5) Vorlage eines aktuellen beglaubigten Auszugs aus dem Handelsregister der Darlehensnehmerin oder eines vergleichbaren Existenznachweises.	(5) A current certified excerpt of the Borrower's listing in the commercial register or equivalent proof of existence.
(6)   Vorlage der geprüften Konzernjahresabschlüsse der Darlehensnehmerin einschließlich Bilanz, Gewinn- und Verlustrechnung, Lagebericht, Anhang und Prüfungsbericht der letzten beiden abgeschlossenen Geschäftsjahre.

(6)   Copy of the Borrower's audited consolidated annual financial statements for the two most recently completed financial years including balance sheet, profit and loss account, management report, notes and auditor's report

(7) Bestätigung der Zustellungsbevollmächtigten gemäß § 13 (1), dass diese mit ihrer Ernennung einverstanden ist.	(7) Confirmation that the process agent referred to in § 13 para. 1 has accepted its appointment.

(8) Bestätigung der Darlehensnehmerin über das Nichtvorliegen eines Kündigungsgrundes, wie in § 8 (1) genannt.	(8) Confirmation of the Borrower that no events of default as stated in clause 8 para. 1 have occurred.

Anlage 2	Annex 2
Schuldschein	Certificate of Indebtedness (Schuldschein)
QIAGEN N.V.	QIAGEN N.V.
bestätigt hiermit von der	hereby acknowledges to have received a loan from
Bayerischen Landesbank, München	Bayerische Landesbank, Munich
am 23. Juni 2017 ein von der	on June 23rd, 2017 arranged by
Bayerische Landesbank, Munich BNP Paribas HSBC Trinkaus und UniCredit Bank	Bayerische Landesbank, Munich BNP Paribas HSBC Trinkaus and UniCredit Bank

arrangiertes Schuldscheindarlehen in Höhe von	in the amount of
(in Worten: )	(in words: )
zur Rückzahlung fällig am zu den im Schuldscheindarlehensvertrag vom 19. Juni 2017 enthaltenen Bedingungen und Bestimmungen erhalten zu haben.	due for repayment on in accordance with the terms and conditions of the Loan Agreement dated June 19th, 2017.
Datum: ● Date: ● Unterschrift(en): Signature(s): _____________________________________ Name(n): Name(s): _____________________________________

Anlage 3	Annex 3
Übertragungszertifikat	Transfer Certificate
Von:	From:
1. ● nachfolgend „Derzeitige Darlehensgeberin“ und	1. ●, hereinafter "Existing Lender" and
2. ● nachfolgend „Neue Darlehensgeberin“	2. ●, hereinafter "New Lender"
An: Bayerische Landesbank, als Zahlstelle für die im nachstehenden Darlehensvertrag definierte Darlehensnehmerin	To: Bayerische Landesbank, as Paying Agent for the Borrower defined in the Loan Agreement referred to below
Datum: ●	Date: ●
Dieses Übertragungszertifikat bezieht sich auf einen Schuldscheindarlehensvertrag vom ● zwischen ● als Darlehensnehmerin und der Bayerischen Landesbank als Anfängliche Darlehensgeberin und Zahlstelle, gemäß dem die Anfängliche Darlehensgeberin, der Darlehensnehmerin ein Darlehen in Höhe von [EUR/USD] ● zur Verfügung gestellt hat. Die in dem Darlehensvertrag definierten Begriffe haben in diesem Übertragungszertifikat, sofern sie in diesem Zertifikat nicht abweichend definiert werden, die gleiche Bedeutung wie in dem Darlehensvertrag.

This Transfer Certificate relates to a Loan granted under a loan agreement dated ● made by and between ● as Borrower and Bayerische Landesbank as Initial Lender and Paying Agent under which the Initial Lender has, subject to the terms thereof, made available to the Borrower a Loan in the amount of [EUR/USD] ●. Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings in this Transfer Certificate as in the Loan Agreement.

1. Die Derzeitige Darlehensgeberin:	1. The Existing Lender:
(a) überträgt hiermit im Wege der Vertragsübernahme, aufschiebend bedingt durch :	(a) hereby transfers and assigns by way of assumption of contract (Vertragsübernahme) subject to :
[(i)] den Zugang eines ordnungsgemäß ausgefüllten und ausgefertigten Exemplars dieses Übertragungszertifikats an die Zahlstelle, und	[(i)] the receipt of a duly completed and executed copy of this Transfer Certificate by the Paying Agent, and
[(ii) der Erfüllung folgender, weiterer Bedingungen: [•]]	[(ii) the satisfaction of the following further conditions to be fulfilled : [•]]
ihre Rechtstellung aus dem Darlehensvertrag in Höhe des aus dem Anhang zu diesem Übertragungszertifikat ersichtlichen Anteils am Gesamtnennbetrag, zusammen mit allen hiermit verbundenen Rechten und Ansprüchen mit wirtschaftlicher Wirkung ab dem in dem Anhang zu diesem Übertragungszertifikat genannten Übertragungsdatum (das „Übertragungsdatum“) (einschließlich) auf die Neue Darlehensgeberin. Künftige Zinsansprüche sind nur in dem Umfang mit übertragen, als sie auf die Zeit ab dem Übertragungsdatum (einschließlich) entfallen.

all of its contractual rights under the Loan Agreement in the proportion of the aggregate principal amount shown in the Schedule to this Transfer Certificate together with all related rights and claims with economic effect from the Transfer Date (including) as specified in the Schedule to this Transfer Certificate (the “Transfer Date”) to the New Lender. Future claims to interest shall only be transferred to the extent they fall on or after the Transfer Date.

(b)   bestätigt, dass, soweit Einzelheiten in dem Anhang zu diesem Übertragungszertifikat unter der Überschrift „Anteil der Derzeitigen Darlehensgeberin an dem zu übertragenden Darlehen“ aufgeführt sind, diese Einzelheiten den Betrag ihrer Beteiligung (die „Beteiligung“) an dem Darlehen akkurat zusammenfassen.

(b)   confirms that to the extent that details appear in the Schedule to this Transfer Certificate under the heading “Existing Lender’s Participation in the Loan to be transferred” such details accurately summarize the amount of its participation in the Loan (the “Participation”).

2. Die Derzeitige Darlehensgeberin und die Neue Darlehensgeberin ersuchen hiermit die Zahlstelle, das ausgefertigte Exemplar dieses Übertragungszertifikats als für die Zwecke von § 9 (Übertragung) des Darlehensvertrages vertragsgemäß zu akzeptieren, damit die Übertragung gemäß den Bedingungen des Darlehensvertrages an dem Übertragungsdatum in Kraft treten kann.

2.   The Existing Lender and the New Lender hereby request the Paying Agent to accept the executed copy of this Transfer Certificate in accordance with the Loan Agreement as being for the purposes of section 9 (Transfer) of the Loan Agreement in order to effect the transfer in accordance with the terms of the Loan Agreement on the Transfer Date.

3. Die Neue Darlehensgeberin:	3. The New Lender:
(a) nimmt die Übertragung gemäß vorstehender Ziffer 1 (a) hiermit an und	(a) hereby accepts the transfer and assignment as mentioned in clause 1 (a) above and
(b) bestätigt, dass sie eine Kopie des Darlehensvertrages zusammen mit allen sonstigen Dokumenten und Informationen erhalten hat, die sie im Zusammenhang mit dieser Transaktion angefordert hat.	(b) confirms that it has received a copy of the Loan Agreement and all other documents and information which it has requested in connection with this transaction.
4. Die Derzeitige Darlehensgeberin übernimmt keine Haftung für:	4. The Existing Lender does not assume any liability for:
(a) die finanzielle Lage der Darlehensnehmerin und	;
(b) die Erfüllung und Beachtung der Verpflichtungen der Darlehensnehmerin aus dem Schuldscheindarlehensvertrag (es sei denn, dass dies ausdrücklich darin vereinbart wurde).	(b) the performance of or the compliance with the obligations by the Borrower under the Loan (save as expressly agreed otherwise therein).
Die Derzeitige Darlehensgeberin übernimmt jedoch die Veritätshaftung nach den gesetzlichen Bestimmungen.	The Existing Lender assumes liability for the legal validity of the claims under the Loan in accordance with the statutory provisions (Veritätshaftung).
5. Die Neue Darlehensgeberin erkennt an, dass die Derzeitige Darlehensgeberin unter keinen Umständen dazu verpflichtet ist, (i) eine Rückübertragung der Vertragsstellung oder einzelner Rechte oder Verpflichtungen aus dem Darlehensvertrag durch die Neue Darlehensgeberin zu akzeptieren oder (ii) Verluste zu tragen, die der Neuen Darlehensgeberin direkt oder indirekt entstehen, einschließlich Verlusten wegen Nichterfüllung der Verpflichtungen der Darlehensnehmerin aus dem Darlehensvertrag.

5.   The New Lender acknowledges that the Existing Lender is under no obligation whatsoever (i) to accept in whole or in part a retransfer of the contractual position or individual rights or obligations under the Loan Agreement from the New Lender or (ii) to bear any losses directly or indirectly incurred by the New Lender including losses resulting from the non-performance by the Borrower of its obligations under the Loan Agreement.

6. Die Neue Darlehensgeberin bestätigt, dass für den Fall, dass die Zahlstelle ein Übertragungszertifikat weniger als fünf (5) Bankarbeitstage vor einem Zinszahlungstag erhält, jede Zahlung der Darlehensnehmerin (über die Zahlstelle) an die Derzeitige Darlehensgeberin schuldbefreiende Wirkung gegenüber der Neuen Darlehensgeberin im Umfang der geleisteten Zahlung hat.

6.   The New Lender confirms that in case the Paying Agent receives a Transfer Certificate less than five (5) Banking Days before an Interest Payment Date, any payment made by the Borrower (through the Paying Agent) to the Existing Lender shall release the Borrower from its payment obligations towards the New Lender in the amount of such payment.

7. Sollte irgendeine Bestimmung dieses Übertragungszertifikats ganz oder teilweise rechtlich unwirksam oder undurchsetzbar sein oder werden, so bleibt die Wirksamkeit und Durchsetzbarkeit der übrigen Bestimmungen dieses Übertragungszertifikats davon unberührt. Eine sich daraus ergebende Regelungslücke ist durch ergänzende Auslegung unter ordnungsgemäßer Berücksichtigung der Interessen der Parteien dieses Übertragungszertifikats zu schließen.

7.   Should any provision of this Transfer Certificate be or become entirely or partially invalid or unenforceable, the validity or enforceability of the remaining provisions shall not be affected thereby. Any omission resulting therefrom shall be remedied by supplemental interpretation under due consideration to the interests of the Parties.

8. Dieses Übertragungszertifikat unterliegt deutschem Recht. Nicht ausschließlicher Gerichtsstand für alle Rechtsstreitigkeiten aus oder im Zusammenhang mit diesem Übertragungszertifikat ist [●].	8. This Transfer Certificate shall be governed by German law. Non-exclusive place of jurisdiction for any disputes arising in connection with this agreement shall be [●].

Die Derzeitige Darlehensgeberin: ●
The Existing Lender: ●

Unterschrift(en):
Signature(s): _____________________________________

Name(n):
Name(s) _____________________________________

Die Neue Darlehensgeberin: ●
The New Lender: ●

Unterschrift(en):
Signature(s): _____________________________________

Name(n):
Name(s) _____________________________________

Anhang zum Übertragungszertifikat	Schedule to the Transfer Certificate
Derzeitige Darlehensgeberin: ●	Existing Lender: ●
Neue Darlehensgeberin: ●	New Lender: ●
Übertragungsdatum: ●	Transfer Date: ●
Anteil der Derzeitigen Darlehensgeberin an dem zu übertragenden Darlehen	Existing Lender's Participation in the Loan to be transferred
Betrag der Beteiligung an dem Darlehen: [EUR/USD] ● zu übertragen: [EUR/USD] ●	Amount of Participation in the Loan: [EUR/USD] ● Amount thereof to be transferred: [EUR/USD] ●
Angaben zur Neuen Darlehensgeberin:	Details of New Lender:
Anschrift für Mitteilungen: ●	Address for notices: ●
Kontaktperson: ● Telefon: ● Telefax: ●	Contact name: ● Phone: ● Facsimile: ●
Kontonummer: ●	Account number: ●